UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to §240.14a-12

SunOpta Inc.

(Name of Registrant as Specified In Its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SunOpta Inc.

7301 Ohms Lane, Suite 600

Edina, MN 55439

952-820-2518

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY ON MAY 27, 2021

To the holders of the common shares ("Common Shares") and holders of special shares, series 2 ("Special Voting Shares") of SunOpta Inc. (the "Company"):

Notice is hereby given that an Annual Meeting of Shareholders of SunOpta Inc. (the "Meeting") will be held on Thursday, May 27, 2021, at 3:00 P.M. Eastern Daylight Time, for the following purposes, all as described in more detail in the accompanying proxy statement:

1. to elect the directors of the Company;

2. to appoint the Company's independent registered public accounting firm and auditor and to authorize the Audit Committee to fix their remuneration;

3. to consider and, if deemed advisable, approve a non-binding, advisory resolution to approve the compensation of the Company's named executive officers; and

4. to consider and take action upon such other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

This Notice is accompanied by a Proxy Statement, a proxy card, the Annual Report of the Company on Form 10-K for the fiscal year ended January 2, 2021, which includes the Audited Consolidated Financial Statements for the fiscal year ended January 2, 2021 and related Management's Discussion and Analysis, and an envelope to return the proxy card.

The Board of Directors has fixed the close of business on March 26, 2021 as the record date for the determination of the shareholders of the Company entitled to receive notice of and to vote at the Meeting.  All such shareholders are cordially invited to attend the Meeting.

In light of the unprecedented impact of the coronavirus outbreak (COVID-19) and in consideration of the health and safety of the Company's shareholders, colleagues and the broader community, the Company is holding the Meeting as a completely virtual online meeting, which will be conducted via live webcast, where all shareholders regardless of geographic location and equity ownership will have an equal opportunity to participate in the Meeting and engage with directors of the Company and management as well as other shareholders. Shareholders will not be able to attend the Meeting in person. Registered shareholders and duly appointed proxyholders will be able to attend, participate, submit questions and vote at the Meeting online at www.virtualshareholdermeeting.com/STKL2021. Non-registered shareholders (being shareholders who hold their shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder may also virtually attend as guests. Guests will be able to virtually attend and listen to the Meeting but will not be able to vote or ask questions at the Meeting.

Your vote is important.  Whether or not you intend to attend the Meeting, please read the enclosed Proxy Statement and submit your vote by completing and returning the enclosed proxy card or if you are a beneficial owner of shares held in "street name," you may vote by telephone or via the Internet.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2021.

This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders for the fiscal year ended January 2, 2021 are first being made available on or about April 16, 2021 to shareholders of the Company entitled to receive notice of and vote at the Meeting as of the record date, and such materials are also available on our website at www.sunopta.com, under the "Investor Relations" link.

In order to be represented by proxy at the Meeting, you must complete and submit the enclosed Form of Proxy or another appropriate form of proxy.

SUNOPTA INC.

PROXY STATEMENT

BASIS OF PRESENTATION

In this document, all currency amounts are expressed in United States ("U.S.") dollars ("$") unless otherwise stated.  Amounts expressed in Canadian dollars are preceded by the symbol "Cdn $".

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

The Securities and Exchange Commission (the "SEC") rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to shareholders. Most shareholders who reside in the United States have received a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you would like to receive a paper copy of the proxy materials for the Annual Meeting of Shareholders (the "Meeting") of SunOpta Inc. (sometimes referred to as "we", "us", "our", "the Company" or "SunOpta") and for all future meetings, please follow the Notice instructions for requesting such materials. The chosen electronic delivery option lowers costs and reduces environmental impacts of printing and distributing the materials.

What is the date, time and place of the Meeting?

The Meeting will be held on Thursday, May 27, 2021 at 3:00 P.M. Eastern Daylight Time. The Meeting will be held as a completely virtual online meeting, which will be conducted via live webcast.  Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided below.

To be admitted to the Meeting, please access the virtual meeting platform on the Internet at

www.virtualshareholdermeeting.com/STKL2021. Shareholders or their legal proxies must log on to the platform by entering the 16-digit control number included on the proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. Online access to the Meeting will open approximately 15 minutes prior to the start of the virtual meeting.  In order to attend the virtual Meeting, it is very important that you retain your proxy card, Notice of Availability, or voting instruction form, and all related materials, including your assigned 16-digit control number, through the date of the Meeting. A shareholder also has the option of attending the virtual Meeting as a guest by using the same platform.  If you do not have access to a computer you may listen to the meeting by using the following numbers: (USA) 1-833-756-0862 or (International) 1-412-317-5752.  If you are dialing in, please ask the operator to join the SunOpta call.

Why am I receiving proxy materials?

We sent you the Notice or this proxy statement relating to the Meeting (this "Proxy Statement") and the accompanying proxy card because our Board of Directors (sometimes referred to as the "Board") is soliciting your proxy to vote at the Meeting and at any adjournment or postponement thereof.  You are invited to attend the Meeting and we request that you vote on the proposals described in this Proxy Statement.  However, you do not need to attend the Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or vote by telephone or Internet as described below under "How can I vote?"

What are the items of business scheduled for the Meeting?

There are three matters scheduled for a vote:

  the election of the director nominees specified in this Proxy Statement;

  the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm and auditor and authorization for the Audit Committee to fix their remuneration; and

  a non-binding, advisory resolution to approve the compensation of the Company's named executive officers ("NEOs").

Shareholders will also consider and take action upon such other matters as may properly come before the Meeting or any adjournment thereof.  The Board is not currently aware of any other matters to be presented at the Meeting.

What is included in the proxy materials?

The proxy materials include:

  this Proxy Statement for the Meeting;

  the accompanying proxy card; and

  our Annual Report to Shareholders on Form 10-K for the fiscal year ended January 2, 2021, which includes the Audited Consolidated Financial Statements for the year ended January 2, 2021 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

What is a proxy?

It is your legal designation of another person to vote the shares you own.  The other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

The enclosed proxy card contemplates that Scott Huckins, Chief Financial Officer, and Jill Barnett, Chief Administrative Officer, General Counsel and Secretary, each be appointed to act as your proxy.  However, you may choose another person to act as your proxy.  If you wish to appoint as your proxy a person other than the individuals named on the proxy card to attend the Meeting and vote for you, you may do so by striking out the names on the proxy card and inserting the name of your proxy in the blank space provided in the proxy card, or you may complete another proper proxy card.  Your appointed proxy need not be a shareholder of the Company.  If you appoint a non-management proxyholder, please make them aware and ensure they will attend the meeting for the vote to count.

Who is soliciting my proxy?

The proxy accompanying this Proxy Statement is solicited by management and the Board of Directors of the Company.  Proxies may be solicited by officers, directors and regular employees of the Company.  None of the officers, directors or employees will be directly compensated for such services.

How many classes of shares are outstanding?

The Company currently has two classes of shares issued and outstanding, namely the Common Shares and the Special Voting Shares, which are issuable in series.  The Common Shares are listed on the NASDAQ Global Select Market (STKL) and are listed for trading on the Toronto Stock Exchange (SOY). The Company created and issued Special Voting Shares, Series 1 in connection with a Series A Preferred Stock financing in October 2016 ("Series A Preferred Stock") and Special Voting Shares, Series 2 in connection with a Series B Preferred Stock financing in April 2020 ("Series B Preferred Stock" and, together with the Series A Preferred Stock, collectively "Preferred Stock"), in each case completed by our subsidiary, SunOpta Foods Inc. The Special Voting Shares are not quoted or listed for trading on any exchange.  On February 22, 2021, the Oaktree Funds (as defined hereafter) elected to exchange all of the shares of Series A Preferred Stock held by them into 12,633,427 Common Shares.

Unless the context otherwise requires, any reference in this Proxy Statement to "shares" of the Company refers to both the Common Shares and Special Voting Shares, and any reference to "shareholders" of the Company is intended to refer to holders of either Common Shares or Special Voting Shares.

Who can vote at the Meeting?

Subject to the restriction noted below under "How many votes are needed to approve each proposal," each holder of Common Shares and each holder of Special Voting Shares is entitled to one vote for every share owned.  The holders of Common Shares and Special Voting Shares vote together as a single class.

Only shareholders of record at the close of business on March 26, 2021, or the record date, will be entitled to vote at the Meeting. On the record date, there were 103,555,006 Common Shares and 6,089,333 Special Voting Shares, Series 2 issued and outstanding (109,644,339 shares in aggregate), representing 94.4% and 5.6%, respectively, of the aggregate voting rights attaching to all of the Company's outstanding shares. Except as otherwise stated, all information relating to the number of outstanding shares or other securities of the Company in this Proxy Statement is as of March 26, 2021.

In the event a shareholder of record transfers his, her or its Common Shares or Special Voting Shares after the close of business on the record date, the transferee of those shares will be entitled to vote the transferred shares at the Meeting provided that he, she or it produces properly endorsed share certificates representing the transferred shares to the Company's Secretary or transfer agent or otherwise establishes ownership of the transferred shares at least ten days prior to the Meeting.

What is the difference between a shareholder of record and a shareholder who holds shares in street name?

Most shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are important distinctions between shares held of record and those owned in street name.

Shareholder of Record - Shares Registered in Your Name

If on March 26, 2021 your shares were registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record.  As the shareholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card, or to vote in person at the Meeting.  Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner - Shares Registered in the Name of Broker, Bank or Nominee

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has provided voting instructions for you to use in directing the broker or nominee how to vote your shares.  If you fail to provide sufficient instructions to your broker or nominee, that shareholder of record may be prohibited from voting your shares.  See "What if I do not specify how my shares are to be voted?" and "What are 'broker non-votes'?" below.

How can I vote?

You may vote your shares by one of the following methods:

Vote by Internet. To vote via the Internet before the meeting, go to www.proxyvote.com and follow the simple instructions.  You will be required to provide your 16 digit control number located on the Notice or your form of proxy. You may attend the Meeting via the Internet and vote during the Meeting by going to www.virtualshareholdermeeting.com/STKL2021. Be sure you have your control number information located on the Notice or your form of proxy available and follow the instructions.

Vote by Telephone.  To vote by telephone, call toll free 1-800-690-6903.  You will be prompted to provide your 16 digit control located on the Notice or your proxy card.

Vote by Mail.  If you received a printed set of proxy materials, you may complete, sign, date and mail the separate proxy card or other proper form of proxy in the envelope provided with this Proxy Statement.    If you vote by telephone or Internet, please do not mail your proxy card.

If you vote by telephone or Internet before the Meeting, your vote must be cast no later than the proxy cut-off of 4:00 P.M. Eastern Daylight Time on Tuesday, May 25, 2021 (or 4:00 P.M. on the day before, excluding Saturdays, Sundays and holidays, any adjournment or postponement of the Meeting).  If you vote by proxy, your completed proxy card must be received by Broadridge at 51 Mercedes Way, Edgewood, New York USA 11717, prior to 4:00 P.M. Eastern Daylight Time on Tuesday, May 25, 2021 (or 4:00 P.M. on the day before, excluding Saturdays, Sundays and holidays, any adjournment or postponement of the Meeting at which the proxy is to be used).  The Chair of the Meeting may waive or extend the proxy cut-off without notice at his own discretion.

If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

If you return a signed proxy card or use the telephone or Internet to vote before the Meeting, the persons named as proxies in the proxy card will vote your Common Shares as you direct.

Even if you currently plan to attend the Meeting virtually, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Meeting.  Submitting your proxy via Internet, telephone or mail does not affect your right to vote during the Meeting.

How many votes are needed to approve each proposal?

The number of votes required to approve each of the proposals scheduled to be presented at the Meeting is as follows:

Proposal One: Election of Directors.  Directors are elected by a plurality of the votes cast, meaning the nominees who receive the largest number of votes will be elected as directors, up to the maximum number of directors to be elected.  However, in accordance with our Majority Voting Policy, any director who receives more "withhold" than "for" votes will be required to immediately submit his or her resignation as a director.  See "Proposal One - Election of Directors - Majority Voting Policy" below.

Proposal Two: Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm and auditors and authorization of the Audit Committee to fix their remuneration.  This proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

Proposal Three: Advisory vote regarding the compensation of the Company's NEOs.  This proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.  Although the outcome of this vote is not binding on us, we will consider the outcome of this vote when developing our compensation policies and practices, and when making compensation decisions in the future.

What if I do not specify how my shares are to be voted?

Shareholders of Record.  If you are a shareholder of record and you submit a proxy card, but you do not provide voting instructions, your shares will be voted as follows:

FOR each of the eight nominees named in this Proxy Statement for election to the Company's Board of Directors;

FOR the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm and auditor and authorization of the Audit Committee to fix their remuneration; and

FOR the approval of the non-binding advisory resolution regarding the compensation of the Company's NEOs.

The Board does not expect that any additional matters will be brought before the Meeting.  The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Meeting or any postponement or adjournment thereof, including any vote to postpone or adjourn the Meeting.  Moreover, if for any reason any of our nominees are not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board.

Beneficial Owners.  If you are a beneficial owner and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Therefore, if you do not provide voting instructions to your broker, your broker may only vote your shares on Proposal Two.  See "What are 'broker non-votes'?" below.

What are "broker non-votes"?

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under NASDAQ rules, brokers that do not receive voting instructions from the beneficial owner have the discretion to vote on certain routine matters, but do not have the discretion to vote on the election of directors to the Board, executive compensation matters or any other significant matter as determined by the SEC.  We believe that Proposal Two relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a matter on which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.  However, under current NASDAQ rules, we believe that brokers who have not received voting instructions from their clients will not be authorized to vote in their discretion on Proposals One or Three.  Accordingly, for beneficial owners of shares, if you do not give your broker specific instructions, your shares may not be voted on such proposals.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting.  The shares represented by proxies marked "abstain" will not be treated as affirmative or opposing votes.  Broker non-votes will not affect the outcome of the vote on any of the proposals to be voted upon at the Meeting because the outcome of each vote depends on the number of votes cast rather than the number of shares entitled to vote.

How many votes do I have?

On each matter to be voted upon, you have one vote for each Common Share or Special Voting Share you owned as of March 26, 2021.

Who counts the votes?

The Company has nominated Broadridge Financial Solutions, Inc. to count and tabulate the votes. This is done independently of the Company to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Company only in cases where a shareholder clearly intends to communicate with management, the validity of the proxy is in question or where it is necessary to do so to meet the requirements of applicable law.

Is my vote confidential?

The Company's transfer agents (identified below) preserve the confidentiality of individual shareholder votes, except where a shareholder clearly intends to communicate his or her individual position to the management of the Company or as necessary in order to comply with legal requirements.

If I need to contact the Company's transfer agents, how do I reach them?

You can contact the transfer agent in Canada by mail at: TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada M5H 4H1, or via telephone at (416) 361-0930. You can contact the transfer agent in the USA by mail at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY USA 11219, or via telephone at 1-800-937-5449.

What does it mean if I receive more than one copy of the Notice or proxy card?

If you receive more than one copy of the Notice or more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card or follow the instructions on each copy of the Notice to ensure that all of your shares are voted.

How do I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted by one of the following methods:

  Voting again by telephone or by Internet prior to 4:00 P.M. Eastern Daylight Time on May 25, 2021, as set forth above under "How can I vote?";

  Requesting, completing and mailing or delivering by facsimile a proper proxy card, as set forth above under "How can I vote?"; or

  Sending written notice of revocation, signed by you (or your duly authorized attorney), to the Secretary of the Company, at the Company's corporate offices at 7301 Ohms Lane, Suite 600, Edina, Minnesota 55439, at any time prior to the last business day preceding the date of the Meeting.

Attendance at the virtual meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to the Secretary of the Company before the revoked or superseded Proxy is used at the virtual Meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

If you hold your shares in street name, you may revoke your proxy by following the instructions provided by your broker, bank or other nominee.

What is the quorum requirement?

Under NASDAQ listing rules and the Company's by-laws, the presence at the Meeting, in person or represented by proxy, of at least two shareholders holding not less than one-third (33 1/3%) of all the Company's outstanding shares shall constitute a quorum for the purpose of transacting business at the Meeting.  As of the record date, there were 103,555,006 Common Shares and 6,089,333 Special Voting Shares outstanding (109,644,339 shares in the aggregate).  Therefore, holders of at least 36,548,113 of the Company's outstanding shares must be present, in person or represented by proxy, at the Meeting in order to establish a quorum. The Company encourages all of its shareholders to participate in the Meeting.

How can I find out the results of the voting at the Meeting?

Preliminary voting results will be announced at the Meeting.  We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC and with applicable Canadian securities regulatory authorities within four business days of the Meeting.  After the Form 8-K is filed, you may obtain a copy by visiting our website, by viewing our public filings in the U.S. at www.sec.gov or in Canada at www.sedar.com, by calling (952) 820-2518, by writing to Investor Relations, SunOpta Inc., 7301 Ohms Lane, Suite 600, Edina, Minnesota 55439 or by sending an email to kimberly.roberts@sunopta.com.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following presents information regarding beneficial ownership of our shares as of March 26, 2021 by:

  each person who we know that beneficially owns more than 5% of each class of our shares;

  each of our directors and nominees;

  each of our NEOs; and

  all of our directors and executive officers as a group.

Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right.  In accordance with the regulations of the SEC, in computing the number of Common Shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all Common Shares subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 26, 2021. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Based solely on our review of statements filed with the SEC pursuant to Section 13(d) and 13(g) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Company is not aware of any other person or group that beneficially owns more than 5% of any class of voting shares of the Company, except as noted below.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(1)	Percentage of all Shares(1)
Oaktree Capital Group, LLC 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071	Common	20,726,126(2)(3)	20.01%	18.90%
Engaged Capital, LLC 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660	Common Special Voting Shares, Series 2	15,918,631(4)(5) 6,089,333(6)	14.52% 100%	14.52% 5.55%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	Common	5,230,912(7)	5.05%	4.77%

(1) Percentage of Class and Percentage of all Shares is calculated based on a total of 103,555,006 Common Shares and 6,089,333 Special Voting Shares, Series 2 outstanding, in each case as at March 26, 2021.  In computing the number of Common Shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all Common Shares subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 26, 2021. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2) On February 22, 2021, the Oaktree Funds (as defined below) elected to exchange all of the shares of Series A Preferred Stock held by them into 12,633,427 Common Shares.

(3) According to a Schedule 13D/A filed on February 16, 2021 by Oaktree Fund GP, LLC ("Fund GP"), and following the completion of the exchange of Series A Preferred Stock as described above, Oaktree Organics, L.P. ("Organics") and Oaktree Huntington Investment Fund II, L.P. ("OHIF II LP" and together with Organics, the "Oaktree Funds") beneficially own 17,315,893 and 3,410,233 Common Shares, respectively, and have the sole power to vote and dispose of their respectively shares.  In addition, Oaktree Huntington Investment Fund II GP, L.P. ("OHIF II GP"), the general partner of OHIF II LP, may be deemed to beneficially own the 3,410,233 Common Shares owned by OHIF II LP.  Additionally, Fund GP, the general partner of OHIF II GP and Organics, Oaktree Fund GP I, L.P. ("GP I"), managing member of Fund GP, Oaktree Capital I, L.P. ("Capital I"), the general partner of GP I, OCM Holdings I, LLC ("Holdings I"), the general partner of Capital I, Oaktree Holdings, LLC ("Holdings"), the managing member of Holdings I, Oaktree Capital Group, LLC ("OCG"), the managing member of Holdings, Oaktree Capital Group Holdings GP, LLC, the indirect owner of the class B units of OCG, Brookfield Asset Management Inc. ("BAM"), the indirect owner of the class A units of OSC, and Partners Limited, as the sole owner of Class B Limited Voting Shares of BAM, may be deemed to beneficially own the 20,726,126 shares owned in the aggregate by the Oaktree Funds.

(4) Includes 9,829,298 Common Shares and 6,089,333 Common Shares currently issuable on the exchange of 15,000 Series B-1 Preferred Stock beneficially owned by the Engaged Funds (as defined below).

(5) According to a Schedule 13D/A filed jointly by Engaged Capital, LLC ("Engaged Capital") and Glenn W. Welling on May 26, 2020, Engaged Capital Flagship Master Fund, LP ("Engaged Capital Flagship Master") beneficially owns 5,137,331 Common Shares and 13,100 shares of Series B-1 Preferred Stock currently exchangeable into approximately 5,318,018 Common Shares, and has the sole power to vote and dispose of those shares, Engaged Capital Co-Invest IV, LP ("Engaged Capital Co-Invest IV") beneficially owns 3,166,639 Common Shares and has the sole power to vote and dispose of those shares, Engaged Capital Co-Invest IV-A, LP ("Engaged Capital Co-Invest IV-A") beneficially owns 750 shares of Series B-1 Preferred Stock currently exchangeable into approximately 304,466 Common Shares and has the sole power to vote and dispose of those shares, and Engaged Capital Special Situation Fund, LP ("Engaged Capital Special Situation") beneficially owns 1,000,000 Common Shares and has the sole power to vote and dispose of those shares.  In addition, a certain managed account of Engaged Capital (the "Engaged Capital Account", and together with Engaged Capital Flagship Master, Engaged Capital Co-Invest IV, Engaged Capital Co-Invest IV-A and Engaged Capital Special Situation, the "Engaged Funds") holds 427,937 Common Shares and 1,150 shares of Series B-1 Preferred Stock currently exchangeable into approximately 466,849 Common Shares.  In addition, each of Engaged Capital Flagship Fund, LP and Engaged Capital Flagship Fund, Ltd., as feeder funds of Engaged Capital Flagship Master, may be deemed to beneficially own the 10,455,349 Common Shares beneficially owned by Engaged Capital Flagship Master, including approximately 5,318,018 Common Shares currently issuable upon the exchange of Series B-1 Preferred Stock.  Further, Engaged Capital, as the general partner and investment advisor of Engaged Capital Flagship Master, Engaged Capital Co-Invest IV, Engaged Capital Co-Invest IV-A and Engaged Capital Special Situation and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 15,821,240 Common Shares beneficially owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest IV, Engaged Capital Co-Invest IV-A and Engaged Capital Special Situation and beneficially held in the Engaged Capital Account.  Engaged Capital Holdings, LLC ("Engaged Holdings"), as the managing member of Engaged Capital, may be deemed to beneficially own the 15,821,240 Common Shares beneficially owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest IV, Engaged Capital Co-Invest IV-A and Engaged Capital Special Situation and beneficially held in the Engaged Capital Account, including approximately 6,089,333 Common Shares currently issuable upon the exchange of Series B-1 Preferred Stock.  Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 15,821,240 Common Shares owned in the aggregate by Engaged Capital Flagship Master, Engaged Capital Co-Invest IV, Engaged Capital Co-Invest IV-A and Engaged Capital Special Situation and beneficially held in the Engaged Capital Account, including approximately 6,089,333 Common Shares currently issuable upon the exchange of Series B-1 Preferred Stock.

(6) To facilitate the voting of the Series B-1 Preferred Stock on an as-exchanged basis, the Company issued an aggregate of 6,089,333 Special Voting Shares, Series 2 to Engaged Holdings, as trustee for the benefit of Engaged Capital Flagship Master, Engaged Capital Co-Invest IV-A and Engaged Capital Account. The Special Voting Shares, Series 2 entitle the holder thereof to one vote per Special Voting Share on all matters submitted to a vote of the holders of Common Shares, together as a single class, subject to certain exceptions.

(7) According to a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC ("Barrow Hanley") on February 11, 2021, Barrow Hanley beneficially owns 5,230,912 Common Shares and has sole and shared voting power over 3,675,396 and 1,555,516 Common Shares, respectively, and sole dispositive power over 5,230,912 Common Shares.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)			Total Number of Common Shares, Vested Options and Vested RSUs	Percentage of Class(5)	Percentage of all Shares(5)
	Common Shares	Vested Options(3)	Vested RSUs/PSUs(4)
Dr. Albert Bolles Director	119,934	5,322	0	125,256	*	*
Derek Briffett Director	77,807	13,118	0	90,925	*	*
Dean Hollis(6) Chair of the Board	416,107	15,967	0	432,074	*	*
Katrina Houde Director	201,819	51,152	0	252,971	*	*
Kenneth Kempf(7) Director	0	0	0	0	*	*
Rebecca Fisher Director	42,963	5,830	0	48,793	*	*
Leslie Starr Keating Director	43,299	5,830	0	49,129	*	*
Joseph Ennen Chief Executive Officer	1,105,977	0	490,799	1,596,776	1.54%	1.46%
Scott Huckins Chief Financial Officer	358,441	0	150,822	509,263	*	*
Jill Barnett Chief Administrative Officer	59,541	60,773	87,367	207,681	*	*
Michael Buick SVP and GM, PBFB	108,796	27,894	76,782	213,472	*	*
Chris Whitehair SVP Supply Chain	98,289	40,525	70,383	209,197	*	*
All directors and executive officers as a group (15)	2,800,725	301,699	1,021,672	4,124,096	3.98%	3.76%

(1) The address of each director and executive officer is 7301 Ohms Lane, Suite 600, Edina, MN, 55439.

(2) Unless otherwise indicated, the persons in this table have sole voting and dispositive power with respect to the Common Shares shown as beneficially owned by them.  The information as to shares beneficially owned or over which control or direction is exercised, directly or indirectly, not being within the knowledge of the Company, has been furnished by the respective directors and executive officers individually.

(3) The number of vested options includes options that will become exercisable within 60 days of March 26, 2021. The exercise price of vested options ranges from $3.25 to $13.86 per share.

(4) The number of vested Restricted Stock Units ("RSUs") includes RSUs or Performance Stock Units ("PSUs") that will vest within 60 days of March 26, 2021 as well as any RSUs that a director has deferred until his or her departure from the Board. These amounts represent gross vesting amounts, without estimated shares withheld for tax.

(5) Percentage of Class and Percentage of all Shares is calculated based on a total of 103,555,006 Common Shares and 6,089,333 Special Voting Shares outstanding, in each case as at March 26, 2021 (*indicates less than 1% of the outstanding Common Shares).

(6) Mr. Hollis also owns 500 limited partnership units of Organics, which owns 17,315,893 Common Shares. See Note (2) under "Security Ownership of Certain Beneficial Owners and Management." However, Mr. Hollis does not directly or indirectly exercise control or direction over the securities of the Company held by Organics.

(7) Pursuant to the terms of Mr. Kempf's employment arrangements with Engaged Capital, all options and RSUs were issued to Engaged Capital.

Effective February 2018, the Company adopted a formal policy to prohibit officers and directors from hedging against declines in the market value of their equity-based compensation or equity securities through the use of financial instruments.  The Company is not aware of any officers or directors engaging in any hedging transactions prior to or after this policy becoming effective.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our Common Shares on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to SunOpta stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our Common Shares by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended January 2, 2021, all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis.

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PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

The term of office of each director expires at the close of the next Annual Meeting of Shareholders unless he or she resigns or his or her office becomes vacant as a result of death, removal or other cause.

It is proposed that the following eight individuals be elected as directors of the Company at the Meeting.  Each of the nominees named below has consented to be named herein and to serve as a director if elected.  Management has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable to serve as a director.  There are no family relationships among the Company's directors, executive officers or persons nominated or chosen to become directors.

Board of Director Nominees in Alphabetical Order:

Dr. Albert Bolles

Derek Briffett

Joseph Ennen

Rebecca Fisher

R. Dean Hollis

Katrina Houde

Leslie Starr Keating

Kenneth Kempf

Recommendation of the Board of Directors; Vote Required

The Board of Directors recommends that shareholders vote FOR the election of each of the eight director nominees named above.  The eight nominees who receive the greatest number of votes cast at the Meeting will be elected as directors.  In accordance with our by-laws, any director who receives more "withhold" than "for" votes will be deemed to have tendered his or her resignation as a director. See "Majority Voting Policy" below. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum exists at the Meeting, but will have no effect on the results of the vote. Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in street name and do not provide instructions as to how your shares should be voted on this proposal. If any of the nominees for director at the Meeting becomes unavailable for election for any reason, the proxies on this proposal will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Information about the Board Nominees

The biographies that follow provide certain information as of March 26, 2021, with respect to each director nominee.  The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business.

In addition to the factual information provided for each of the nominees, the Board and the Corporate Governance Committee (as Nominating Committee) also believe that each of the nominees has attributes that are important to an effective board, including: sound judgment and analytical skills; integrity and demonstrated high ethical standards; the ability to engage management and one another in a constructive and collaborative manner; diversity of background and experience; and the continued commitment to devote his or her time, energy and skills to ensure the growth and prosperity of the Company.

Majority Voting Policy

The Board has adopted a policy providing that, in an uncontested election of directors, shareholders will be able to vote in favor of, or to withhold from voting, separately for each director nominee.  If any nominee receives a greater number of votes "withheld" than votes "for", then that nominee is required to tender his or her resignation to the Board immediately following the relevant shareholder meeting. At the option of the nominee, his or her resignation may be unconditional and effective immediately or may be subject to or conditional upon acceptance by the Board and only effective upon acceptance by the Board. If the resignation is conditional upon acceptance by the Board, the Board will then refer the resignation for consideration by the Corporate Governance Committee which, among other matters, is responsible for selecting or recommending director nominees, and the Corporate Governance Committee will provide a recommendation as to whether the resignation should be accepted.  Any director who tenders his or her resignation shall not participate in any meeting of the Board or of the Corporate Governance Committee, if he or she is a member of the Corporate Governance Committee, at which his or her resignation is considered.  The Board shall accept the resignation absent exceptional circumstances. The Board will make its decision as to whether or not to accept the resignation within 90 days after the date the resignation is tendered.  The Board will promptly issue a news release with the Board's decision and, if the decision is not to accept the resignation, shall include in the news release the reasons for its decision.  A copy of the news release will be filed with the Toronto Stock Exchange and any other applicable regulatory authority.

Advance Notice By-Law

Effective November 10, 2015, the Board approved and adopted by-law number 15 (the "Advance Notice By-Law") providing for advance notice requirements for the nomination of directors. The Company's shareholders subsequently approved the Advance Notice By-law at the annual and special meeting of shareholders held on May 10, 2016. A copy of the Advance Notice By-law can be found under the Company's profile on the SEDAR website at www.sedar.com.

The Advance Notice By-Law establishes the conditions and framework under which holders of record of Common Shares may exercise their right to submit director nominations and is designed to ensure that shareholders receive adequate notice of all director nominations to be considered at a shareholders' meeting and sufficient information so that shareholders can cast an informed vote.

The Advance Notice By-Law provides that for an annual meeting of shareholders (including an annual and special meeting), advance notice of director nominations to the Company must be given not less than 30 days prior to the date of the annual meeting. If the annual meeting is to be held on a date that is less than 50 days following the date of public announcement of the date of the annual meeting, notice must be given by the nominating shareholder not later than the close of business on the tenth day following the notice date. In the case of a special meeting of shareholders (which is not also an annual meeting), called for the purpose of electing directors (whether or not called for other purposes as well), notice to the Company must be given no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.  The Advance Notice By-Law requires the nominating shareholder to include in its notice to the Company certain information regarding the nominating shareholder and the director nominees.

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Dr. Bolles is currently the Chief Executive Officer (CEO) at Landec Corporation. Prior to his appointment at Landec, he most recently served as Executive Vice President, Chief Technology & Operations Officer of ConAgra Foods, a leading consumer products food company with net sales exceeding $16 billion.  Prior to that, Dr. Bolles was Executive Vice President, Research, Quality and Innovation for ConAgra, championing the development and execution of multiple new and improved products, realizing incremental growth for ConAgra Foods and a multi-year pipeline to sustain and advance growth further. Before joining ConAgra in 2006, Dr. Bolles served as Vice President, Worldwide Research & Development (R&D) for PepsiCo Beverages and Foods, responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs.  Dr. Bolles holds six patents and has won numerous awards for his contribution to the world of food science.

Dr. Bolles is a graduate of Michigan State University with a B.S. in Microbiology and an M.S. and Ph.D. in Food Science.

Director Qualifications: Dr. Bolles currently serves as the CEO and a director of Landec Corporation.  Prior to his appointment as CEO in June 2019, Dr. Bolles was a member of the Compensation Committee, the Food Innovation Committee and the Nominating and Corporate Governance Committee at Landec. He also serves as a director for Arcadia Biosciences Inc. His experience in the areas of research and development, innovation, quality and risk management along with breadth of knowledge in the food industry is a great addition to the Board. Dr. Bolles also has experience partnering with the FDA and USDA on influencing and crafting public policy that benefits consumers and the passage of the Food Safety Modernization Act in 2010.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
Landec Corporation (NASD: LNDC) 5/14-Present Arcadia Biosciences Inc. (NASD: RKDA) 5/18-Present	None

Mr. Briffett has been an independent consultant since 2015.  Mr. Briffett previously served as Chief Operating Officer from 2013-2015 for Associated Brands, which was acquired by Treehouse Foods, leading operations, supply chain and co-manufacturing sales in addition to finance, IT and customer service. Prior to serving as Chief Operating Officer, Mr. Briffett was Associated Brands' Chief Financial Officer from 2008-2012. Before joining Associated Brands, Mr. Briffett was Senior Financial Officer for the International Foods Group of Conagra Foods and held senior positions at Loblaw Companies, Kraft Foods and Procter & Gamble. Mr. Briffett has a track record of consistently driving profit improvement in all aspects of the food industry from Tier 1 Branded Manufacturers and Food Retailers to Private Equity backed Private Label Manufacturers.

Mr. Briffett has an MBA from Queen's University and a Bachelor of Commerce from Memorial University.

Director Qualifications: Mr. Briffett currently serves as Chairman of the Board of Joriki Inc., a Canadian-based contract manufacturer of beverages.  He has served on the Board of Canadian Feed the Children where he held roles as Chair of the Finance and Audit Committee, Vice-Chair of the Board and Chairman of the Board. Mr. Briffett also served on the Board and Audit Committee of Agro Tech Foods, a leading publicly traded food producer in India. He brings a unique holistic perspective on the CPG and retail industries, gained from 20 years of Chief Operating Officer and Chief Financial Officer roles with industry leaders in branded manufacturing, private label manufacturing and food retailing in the US, Canada and international markets, including China, India, Mexico and the UK.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
None	None

Joseph Ennen was appointed as the Company's Chief Executive Officer and as a director of the Company on April 1, 2019. Mr. Ennen joined the Company from Columbus Manufacturing, a food processing company specializing in artisanal salami and other prepared delicatessen meats, where he served as President and CEO from early 2015 until its sale to Hormel Foods in December 2017. Before joining Columbus Manufacturing, Mr. Ennen was Senior Vice President and General Manager of Own Brands at Safeway, Inc., a leading supermarket chain, from 2009-2015. Prior to Safeway, Mr. Ennen spent four years as an executive at PepsiCo/Frito Lay Division, including Group Vice President, Innovation and Vice President Marketing, Core Brands. Previously, Mr. Ennen held various leadership roles and general management, marketing and finance positions with ConAgra Foods, Kellogg's Company and General Mills.

Mr. Ennen graduated from the University of Minnesota with a Bachelor of Science degree in business (Finance and Marketing majors) and an MBA (with concentrations in Marketing and Corporate Strategy) from the University of Michigan.

Director Qualifications: Mr. Ennen brings to the Board leadership, business intensity and operational skills along with a proven track record in the food industry.  His significant experience in and understanding of general management, cost structures, commercializing innovation, private label products and leading high-performing teams provides the Board with a valuable perspective.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
None	None

Ms. Fisher has been an independent Human Resources consultant since 2019. Prior to that, Ms. Fisher was at PepsiCo between 2005-2019, where she had most recently served as Senior Vice President of Human Resources and held various leadership roles across North America and globally.

Before joining PepsiCo, Ms. Fisher spent five years with Raytheon, an aerospace technology company, working in several divisions gaining extensive training in organizational development and executive coaching, performance management and executive compensation.

Ms. Fisher is a multidisciplined, Human Resources Executive Leader with progressive experience in all aspects of Human Resources for small, mid, and large size organizations.  She has deep expertise in talent management and succession planning and has been successful in transforming organizations and aligning cultures with business strategies to build and empower workforces to succeed.

Ms. Fisher earned a Bachelor of Science in Broadcast Journalism from Texas Christian University in Fort Worth, Texas.

Director Qualifications: Ms. Fisher brings extensive experience in human resources with expertise in human capital strategy, business and culture transformation, talent management and succession planning. Her broad set of experiences in consumer-packaged goods at PepsiCo adds valuable insights for the Company.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
None	None

Mr. Hollis presently serves as a senior advisor for Oaktree Capital.  Prior to retiring in 2008, Mr. Hollis served as the President and Chief Operating Officer of the Consumer Foods Division of ConAgra Foods from December 2004 to July 2008.  During Mr. Hollis' 21 years with ConAgra Foods, he held many executive-level positions, including Executive Vice President, Retail Products; President, Grocery Foods; President, Frozen Foods; President, Specialty Foods; and President, Gilardi Foods. Mr. Hollis holds a Bachelor's degree in Psychology from Stetson University, and serves on its board of directors.

Director Qualifications: Mr. Hollis is currently a director and Chairman of the Board of Directors of Hain Celestial Group, Inc, a director of HumanCo Acquisition Corp., a blank check company, and a director of Boardriders, Inc., a privately held global action sports and lifestyle company. Previously, Mr. Hollis was Chairman of the Board and member of the Compensation Committee of AdvancePierre Foods, Inc. until its sale to Tyson Foods in June 2017. From July 2011 until the completion of its sale in January 2016, Mr. Hollis served as a director of Boulder Brands, Inc., a leader and innovator in health and wellness foods, where he also served as Chairman of the Board and a member of the Audit Committee. From May 2012 until the completion of its sale in February 2016, Mr. Hollis served as a director of Diamond Foods, Inc. and a member of the Audit Committee and Nominating and Governance Committee.  Mr. Hollis' extensive experience in the food industry and serving on public company boards together with his deep knowledge of sales, marketing and strategy are particularly valuable to the Board.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
Humanco Acquisition Corp. (NASDAQ:HMCOU) 12/20 - Present Hain Celestial Group, Inc. (NASDAQ:HAIN) 9/17-Present AdvancePierre Foods, Inc. (formerly NYSE:APFH)12/08-6/17	None

Ms. Houde has been an independent consultant since March 2000.  From January 1999 to March 2000, Ms. Houde was President of Cuddy Food Products, a division of Cuddy International Corp. and was Chief Operating Officer of Cuddy International Corp. from January 1996 to January 1999.  She is a Director of a number of private and charitable organizations. Since her appointment to the Board, Ms. Houde has served as Chair of the Compensation Committee, a member of the Audit Committee and Chair of the Corporate Governance Committee. On two different occasions, Ms. Houde has served as Interim Chief Executive Officer for the Company. On April 5, 2019, Ms. Houde was appointed Chair of the Corporate Governance Committee.

Director Qualifications. Ms. Houde brings senior leadership experience with 30 years in the consumer products industry, including a variety of senior-level positions in food manufacturing.  She has a proven track record of achievements contributing to enhanced corporate performance through effective P&L management, as well as leading successful teams and strategic initiatives in manufacturing, agribusiness and operations. When combined with her extensive knowledge of the Company's history, strategies and governance practices, she brings valuable insight, leadership and experience to the Board. Additionally, Ms. Houde's significant understanding of the Company's business and operations acquired through her service as the Interim Chief Executive Officer provides the Board with a valuable perspective.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
Landec Corporation (NASD: LNDC) 8/19-Present	None

Ms. Keating served as Executive Vice President of Supply Strategy and Transformation for Advance Auto Parts from March 2017 until her retirement in December 2018. While in that role, she led the development and execution of the re-architecture of the business model to deliver transformative financial value. Prior to joining Advance Auto Parts, Ms. Keating was with PepsiCo for over 31 years and served as the Senior Vice President of PepsiCo Supply Chain from 2008 until her retirement in 2017 with responsibility for Frito Lay's North American Supply Chain.  In that role, Ms. Keating was accountable for all aspects of Frito Lay's supply chain including manufacturing, warehousing and transportation.  Prior to her role as Senior Vice President of Supply Chain, Ms. Keating served as Senior Vice President of Commercialization and Supply Chain where she oversaw the innovation commercialization and service agendas for PepsiCo. Ms. Keating has held numerous executive roles throughout her 31-year career at PepsiCo. Before joining PepsiCo, Ms. Keating started her career with Procter and Gamble.  Ms. Keating earned a B.S. in Mechanical Engineering from Virginia Tech and her MBA from Georgia State University.

Director Qualifications: Ms. Keating brings extensive experience in supply chain, manufacturing, warehousing and transportation to the Company. Her in-depth knowledge of manufacturer and consumer products within the food and beverage industry, as well as her deep understanding of innovation commercialization contributes significantly to the Board. Ms. Keating was also on the Board of Directors of Chesapeake Energy Corporation where she served on the Audit and Compensation Committees.  Ms. Keating has been nominated to become a director of Riverview Acquisition Corp., a blank check company.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
Chesapeake Energy Corp (NYSE:CHK) 9/17-2/21	None

Mr. Kempf is a senior analyst at Engaged Capital, LLC, a California-based investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities, which he joined in April 2020. In this role, Mr. Kempf is responsible for sourcing and managing Engaged Capital's investments in the consumer sector.  Prior to joining Engaged Capital, Mr. Kempf was a senior analyst at Legion Partners Asset Management, LLC ("Legion Partners"), a small cap focused activist equity fund, from December 2017 to April 2020.  Prior to Legion Partners, Mr. Kempf held multiple roles as a Director then Portfolio Manager at multi-strategy investment fund Tricadia Capital Management ("Tricadia") in New York, from February 2015 to November 2017.  Before Tricadia, Mr. Kempf held multiple roles with Relational Investors, LLC ("Relational") a $6 billion activist equity fund, from March 2010 to August 2014.  At Relational, Mr. Kempf was most recently the senior analyst covering the consumer sector.  Prior to Relational, Mr. Kempf was on the investment team at Graham Partners, a manufacturing focused private equity fund, from August 2008 to February 2010.  Mr. Kempf started his career in the investment banking division of Credit Suisse in New York.  Mr. Kempf graduated with a Bachelor's degree from Georgetown University and is also a CFA Charter holder.

Director Qualifications: Mr. Kempf's experience working at an investment firm and activist equity fund provides the Board with expertise on a range of corporate governance issues. Additionally, Mr. Kempf's financial acumen and experience enables him to analyze and review financial statements in order to oversee financial reporting, understand capital structure and provide insight on Company strategy and operations.

Other Public Company Directorships in the Past Five Years
SEC Reporting Companies	Canadian Listed Reporting Companies
None	None

CORPORATE GOVERNANCE

Introduction

The Board believes that effective corporate governance contributes to improved corporate performance and enhanced shareholder value. Consequently, the Board is committed to ensuring that the Company follows best practices and continually seeks to enhance and improve its corporate governance practices.

Board Mandate

The Board is responsible for the stewardship of the Company and to supervise the management of the business and affairs of the Company in accordance with the best interests of the Company and its shareholders. The Board establishes overall policies and standards for the Company. Where appropriate, the directors rely upon management and the advice of the Company's outside advisors and auditors. The Board also delegates certain responsibilities to its standing committees, based upon the approved charters of each such committee.

In accordance with its mandate, the Board oversees and reviews the development and implementation of the following significant corporate plans and initiatives, among others:

  the Company's strategic planning process;
  the identification of the principal risks to the Company's business and the implementation of systems to manage these risks, whether financial, operational, environmental, safety-related or otherwise;
  succession planning and evaluation of relative strengths of existing management including the needs to ensure sufficient depth of management;
  oversight of communications and public disclosure including the Company's disclosure policy and receiving feedback from stakeholders;
  analysis and approval of significant transactions including material acquisitions and dispositions of businesses or other Company assets; and
  the Company's internal controls and management information systems.

Board Composition, Size and Leadership

The articles of the Company provide that its Board shall consist of a minimum of five and a maximum of fifteen directors. The Board of Directors has fixed the number of directors at eight.

Joseph Ennen, our CEO, currently serves on the Board and R. Dean Hollis is the Chair of the Board. The Board does not have a formal policy concerning the separation of the roles of CEO and Chair, as the Board believes that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the composition of the Board from time to time. As indicated above, these roles are currently separate.

The Chair of the Board sets the agenda for meetings of the Board with input and feedback from the directors.  Additionally, the Chair's duties entail: conducting and presiding at executive sessions of the Board, serving as a liaison to and acting as a regular communication channel between the members of the Board and the CEO of the Company, and consulting with the CEO about the concerns of the Board.

All committees of the Board are chaired by independent directors. The Board and the Corporate Governance Committee believe that the current Board leadership structure is an appropriate structure for the Company and will continue to periodically evaluate whether the structure is in the best interests of the Company and its shareholders.

Board Skills and Experience

In accordance with its mandate, the Corporate Governance Committee regularly considers the appropriate skills and characteristics required of Board members, taking into consideration the Board's short-term needs and long-term succession plans.  The Corporate Governance Committee believes that the Board should be comprised of directors with a broad range of experience and expertise. Additionally, the Committee develops and periodically updates a long-term plan for the Board's composition taking into consideration the independence, age, skills, experience and availability of service to the Company of its members, as well as the opportunities, risks, and strategic direction of the Company. Having regard for the results of the foregoing, the Corporate Governance Committee makes recommendations to the full Board regarding the size and composition of the Board and seeks to identify qualified individuals to become Board members as deemed appropriate.

While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills and types of experience are generally sought by the Corporate Governance Committee, and have been utilized in seeking additions to the Board:

• Accounting, Finance or Financial Reporting: accounting and audit expertise are valued in order to enable the Board to oversee management's handling of financial and financial reporting matters, including by: critically assessing the Company's financial performance and projections; understanding the Company's critical accounting policies, as well as technical issues relevant to internal and external audit; and evaluating the robustness of the Company's internal controls. The Committee values candidates who have experience in senior financial roles and/or in financial advisory roles. Such experience enhances the Board's oversight of financial performance, assists it in its assessment of strategic opportunities and risks and allows it to more effectively address issues relevant to capital and capital structure.

• Corporate Governance/Other Public Boards: in light of the competing demands of stakeholders and the increasingly complex governance environment in which public companies operate, the Committee values candidates who possess a sophisticated understanding of corporate governance practices and norms, and/or board expertise.

• Food and Beverage: as the Company's business is derived from sales within the food and beverage industry, the Committee seeks candidates who possess a solid understanding, preferably gained through management or board service, of industry dynamics on a global and regional basis; contract manufacturing; private label, retail, CPG and food service businesses; R&D and product innovation; food safety and quality.

• Food Safety and Quality: The Company is subject to a range of governmental regulations and policies regarding food safety and quality.  For example, we are affected by laws and regulations related to seed, fertilizer, and pesticides; the purchasing, harvesting, transportation and warehousing of agricultural products; the processing, packaging, and sale of food and beverages, including wholesale operations; product labeling and marketing; food safety and food defense.  Candidates who possess an understanding of these requirements as well as food safety and food product certifications are valued by the Committee since such experience assists the Board in more effectively carrying out its compliance oversight responsibilities and understanding how any new laws or regulatory trends within the food industry may impact strategic decisions.

• Investor/Public Relations: recognizing that investors play a major role in the success and growth of the Company, the Committee values candidates who understand how to effectively communicate company information to investors, and other stakeholders, and the importance of maintaining strong, transparent relationships with our shareholders and building long-term credibility with the investment community.

• Risk Management: The Committee seeks candidates with practical expertise in enterprise risk management frameworks, systems, processes, tools and techniques, to assist the Board in understanding and assessing the risks and opportunities faced by the Company generally, including those inherent in its strategic initiatives.

• Senior/Executive Leadership: The Committee seeks business and other leaders who have demonstrated leadership, mature judgment, operating success and an understanding of complex organizations in progressively challenging roles. Such individuals are believed to provide the most effective counsel to management, as well as critical oversight on behalf of stakeholders. Chief Executive Officer, Chief Financial Officer or Board/Committee Chair level experience is valued.

• Strategy Planning/Business Operations: recognizing the importance of the Board's oversight role with respect to corporate strategy, the Committee seeks candidates who possess board, senior management and/or other experience in strategy development or analysis as well as general business operations, including sales, marketing, manufacturing operations, supply chain and R&D.

• Talent Management/Compensation: The Committee values candidates with hands-on roles in developing, managing, compensating and motivating people. Such skills and experience assist the Board in fulfilling its responsibility to ensure that the Company maintains effective incentive programs which attract, motivate and retain top talent, while at the same time reinforcing the Company's strategic priorities. Talent management and compensation expertise also serve to align the Board with leadership development and succession planning.

A skills matrix showing the skills and expertise or each of the nominees is set forth below:

Director Nominees
Skills/Experience	Bolles	Briffett	Ennen	Fisher	Hollis	Houde	Keating	Kempf
Accounting, Finance or Financial Reporting		✓	✓		✓			✓
Corporate Governance/Other Public Board	✓	✓		✓	✓	✓	✓	✓
Food and Beverage Industry	✓	✓	✓	✓	✓	✓	✓	✓
Food Safety and Quality	✓						✓
Investor and Public Relations	✓		✓	✓	✓			✓
Risk Management	✓	✓		✓	✓	✓	✓	✓
Senior Leadership	✓	✓	✓	✓	✓	✓	✓
Strategic Planning/ Business Operations	✓	✓	✓	✓	✓	✓	✓	✓
Talent Management/ Compensation		✓	✓	✓	✓	✓	✓	✓

Director Independence

Under NASDAQ listing rules, a majority of the members of the Board must be "independent directors". An independent director under NASDAQ listing rules is a person other than an executive officer or employee or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

National Policy 58-201 - Corporate Governance Guidelines of the Canadian Securities Administrators (the "CSA") recommends that boards of directors of reporting issuers be composed of a majority of independent directors.  A director is considered independent only where the board determines that the director has no "material relationship" with the Company.  Director independence of each of the current directors is determined by the Board with reference to the requirements set forth by the CSA in National Instrument 52-110 - Audit Committees, as well as the rules and regulations of the Toronto Stock Exchange (the "TSX"), NASDAQ and SEC.

The Board has determined that each of the following seven directors nominated for election are independent: Dr. Albert Bolles, Derek Briffett, Rebecca Fisher, R. Dean Hollis, Katrina Houde, Leslie Starr Keating and Kenneth Kempf.  Joseph Ennen, CEO, is currently an officer of the Company, and is therefore not considered independent.  Notwithstanding that Ms. Houde served as Interim CEO for approximately one month prior to the appointment of Mr. Ennen as CEO and was paid a salary for serving in that capacity, the Board has confirmed that Ms. Houde has no direct or indirect material relationship with the Company which could reasonably be expected to interfere with the exercise of her independent judgment and therefore concluded that she is independent in accordance with the applicable rules, policies and instruments discussed above.  As a result, if all of the director nominees are elected at the Meeting, seven of the eight directors will be independent. These independent directors currently comprise in full the membership of each standing Board committee described in this Proxy Statement.

Annual Evaluation

The Board, each committee and each of the individual directors are assessed annually at the end of the year as part of the Company's evaluation process to determine whether the Board and its committees are functioning effectively. Directors provide feedback evaluating Board and committee effectiveness on multiple criteria. The evaluation asks questions about what was done well and what could be done better and covers a broad range of matters, including Board and committee structure and composition, Board and committee leadership, strategic planning, risk management, operational performance, Board education and Board processes and effectiveness. During this annual assessment process, each director is required to complete an individual assessment of fellow directors, which is prepared and reviewed by someone other than the directors.  The results of the Board and committee assessments are reported to, and discussed in detail at, a meeting of the full Board. Each individual director is free to meet with the Board Chair or Corporate Governance Committee Chair to discuss any concerns or issues regarding board effectiveness.  The most recent evaluation was conducted in the fall of 2020.

Executive Sessions

The independent directors meet without management and non-independent directors at regularly scheduled in-person Board meetings, generally following meetings of the full Board. As previously noted, the Chair of the Board presides over these meetings.

Meeting Attendance

The Board held 12 duly called meetings during fiscal year 2020 and standing committees of the Board held a total of 22 meetings. Each incumbent board member attended 100% of the Board meetings during his or her service period in 2020, and the meetings of those committees on which he or she served, except for two directors who each missed either only one Board meeting or one committee meeting.  All directors were in attendance at the 2020 Annual Meeting of the Shareholders on June 18, 2020.

Term and Age Limits

A director's term of office is from the date on which he or she is elected or appointed until the close of the next annual meeting. The Board believes that individual directors should be rigorously evaluated on the basis of their skills, knowledge, experience, character, attendance and contributions to the Board and the business of the Company and the specific needs and requirements of the Board without regard to their term of service or age.  At this time, the Board has, therefore, not adopted term or age limits for directors as it believes it is important to find a balance between ensuring a mechanism for fresh ideas and viewpoints while not losing the insight, experience and other benefits of continuity contributed by longer serving directors. However, as the Board recognizes that diversity of views from longer-term and newly-appointed directors can contribute to effective decision making, the Board considers the term of service of individual directors, the average term of the Board as a whole and turnover of directors in recent years when proposing a slate of nominees.

Diversity

The Board believes that directors and senior management with diverse backgrounds, experiences and expertise benefit the Company by enabling the Board to consider issues from a variety of perspectives.  In 2015, the Board approved a separate written diversity policy, which is available at our website at www.sunopta.com, under the "Investor Relations" link.  In support of the Company's commitment to diversity, when selecting qualified candidates to serve on the Board, the Company will consider a wide range of diversity criteria including gender, ethnicity, cultural background, religion, physical abilities, sexual orientation, geographic location and other factors. The Board seeks to include members not only with diverse backgrounds, but also with skills and experience, including appropriate financial and other expertise relevant to the business of the Company, in order to find the best qualified candidates given the needs and circumstances of the Board. For these reasons, the Board has not established specific targets relating to the identification, nomination or representation on either the Board or among executive officers based on gender or any other specific diversity criteria.

Currently, the Board is comprised of three female directors (37.5%) and five male directors (62.5%). Assuming all of the Company's nominees are elected, the Board will continue to be comprised of three female directors (37.5%) and five male directors (62.5%) who collectively represent a wide range of industries, cultural, geographic, functional and other perspectives. None of the current members of the Board for election to the Board are indigenous peoples, persons with disabilities or members of visible minorities (together with women, "designated groups").  Rather than establish arbitrary targets for representation by members of designated groups, the Board believes that it is the specific skills, experience, expertise, character and behavioral qualities of an individual that are most important in determining the value that an individual brings to the Board. However, the Company will continue to monitor its level of board diversity and consider whether it would be appropriate to include specific reference to, or formal targets for, the representation of designated groups or other diversity categories in the future. In addition, the Board hopes to further expand diversity on the Board as turnover occurs while taking into account the skills, experience and knowledge desired at that particular time by the Board.

With respect to executive officer positions, currently there is one female (12.5%) and seven males (87.5%) at this level within the Company. At the Vice-President level and higher, women presently comprise six out of 20 positions or 30%. While there are currently no specific goals or plans with respect to women or members of other designated groups in executive officer positions, the Company hopes to increase the representation of designated groups at the executive officer level as positions are available, taking into account the skills, experience and knowledge desired at that particular time by the Company.  Additionally, the Company established a Women's Leadership Program at the end of 2019 in order to assist with the growth and development of future women leaders in the Company. Through personal development workshops, mentor relationships, connection circles and other programs, the Women's Leadership Program provides additional training and opportunities to further assist female employees in their growth and development.

Code of Conduct

Each of the directors and executive officers of the Company is required to certify on an annual basis that he or she has reviewed and is knowledgeable as to the contents of the Company's Business Ethics and Code of Conduct (the "Code") and is not aware of any violations of the Code. All new employees of the Company are required to certify at the time of hiring that they have reviewed and are knowledgeable as to the contents of the Code.  The Company monitors compliance with the Code through management oversight and regular communications with employees.  In addition, the Company has established and maintains, through an independent third-party service provider, a confidential toll-free ethics reporting hotline which all directors, officers and employees are advised of and encouraged to use to report matters which may constitute violations of the Code.

At the end of 2020, we began to revamp and modernize our Code to illuminate how integrity, ethics, compliance, human rights, health & safety, and a commitment to high quality are absolutely necessary to achieving our mission and improving lives.  We expect to finalize and roll-out our new Code during 2021. A copy of the current Code is available, without charge, at www.sunopta.com or upon written request to the Company at SunOpta Inc., 7301 Ohms Lane, Suite 600, Edina, MN 55439. Any amendments to, or waivers of, the Code which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.sunopta.com.

Director Orientation and Continuing Education

The Company has a formal director orientation policy to ensure that all new directors receive proper orientation to facilitate the level of familiarity with the Company's practices, policies and operations required to meet Board responsibilities.

The current process to orient new directors is as follows:

1) The new director meets with the Chair of the Board and the Company's CEO to discuss various information about the Company, including history, vision, mission and values, organization structure, shareholdings, strategic plan, fiscal business plan and budget, historical and current year to date fiscal results.

2) The new director meets with the Chair to discuss the aspects of the Board such as organizational documents and Board and committee minutes for the past year, Board administration matters, expense reimbursement practices, and Company policies.

3) The new director meets with other directors of the Company and certain members of management which allows new directors an opportunity to ask questions about the role of the Board, its committees and directors and the nature and operation of the Company. Following nomination, new directors are encouraged to meet other members of management and to visit the Company's premises and view its operations.

4) New directors are provided access to the Company's continuous disclosure documents as filed with the SEC and on SEDAR, investor presentation material, director mandate and the Company's Business Ethics and Code of Conduct policies. New directors are required to affirm that they have read and understand the Company's Business Ethics and Code of Conduct.

The Company also encourages directors to attend other appropriate continuing education programs. Furthermore, the Board and its committees received a number of presentations in 2020 to expand the Board's knowledge of the Company's business, industry and principal risks and opportunities. Presentation topics included aseptic plant manufacturing operations, proxy advisor guidelines, cybersecurity, product development and innovation, consumer and retail trends, productivity initiatives, director and officer insurance, employee health and safety initiatives, and regulatory updates. In addition to these presentations, written materials likely to be of interest to directors that have been published in periodicals, newspapers or by legal or accounting firms are routinely forwarded to directors or included with Board and committee meeting materials.

Board Role in Risk Oversight

The Board has risk oversight responsibility and sets the tone for risk tolerance within the Company. The Board strives to effectively oversee the Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the shareholders. The Board understands that its focus on effective risk oversight is critical to setting the Company's culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company's risk philosophy by having discussions with management to establish a mutual understanding of the Company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. The Board receives regular updates from management about the Company's most significant risks to enable it to evaluate whether management is responding appropriately.  During each regularly scheduled Board meeting, the Board also reviews components of the Company's long-term strategic plans and the principal issues, including foreseeable risks that the Company expects to face in the future.

The Board oversees risk management directly, as well as through its committees. For example, the Audit Committee reviews the Company's policies and practices with respect to risk assessment and risk management, including discussing with senior management major financial risks and the steps taken to monitor and control exposure to such risk. Additionally, the Audit Committee reviews quarterly updates regarding the Company's Enterprise Risk Management program and progress made relative to the quarterly scorecards on top risks identified for the year. As an example, the Audit Committee receives updates on initiatives and progress related to cyber security matters from the Chief Information Officer each quarter. The Corporate Governance Committee considers risks related to succession planning and internal governance policies and practices and the Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of executive compensation programs and arrangements. See below for additional information about the Board's committees. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

Management is responsible for the day-to-day operations of the Company and is expected to implement approved strategic business plans and initiatives within the context of authorized budgets and corporate policies and procedures.  Management regularly reports to the Board of Directors in a comprehensive, accurate and timely fashion on the business and affairs of the Company.  The Board of Directors monitors the nature of the information requested by and provided to it so that it can effectively identify issues and opportunities for the Company.

In 2020, commencing in March, the Chairman hosted weekly board update meetings with management to discuss issues related to COVID-19. As the Company progressed through the early phases of the global pandemic, the frequency of these meetings was changed to every other week. Currently, updates regarding any COVID-19 issues impacting the Company are provided to the Board of Directors on a monthly basis.

Cybersecurity

In 2020, the Board reviewed and discussed cybersecurity and information security measures with the Chief Information Officer in an effort to mitigate the risk of cyberattacks and to protect the Company's information and that of its customers and suppliers. The Company did not have a material cybersecurity breach during 2020, and the Company carries cybersecurity insurance in the event of a cybersecurity breach.  As part of the ongoing information security awareness training, employees are routinely audited to ensure awareness of phishing and other cyber-related schemes to obtain access to confidential, proprietary information and the Company's technology systems.

Succession Planning

The Board of Directors, the Corporate Governance Committee and the Compensation Committee have been successful in developing and retaining a team of directors and executives that has completed the turnaround of the Company and is now focused on driving growth. The Corporate Governance Committee works jointly with the Compensation Committee and is responsible for the normal succession planning that occurs over time, such as recruiting and evaluating new executive and director talent, as well as developing internal candidates.  This process includes an ongoing evaluation, at least on an annual basis with the involvement of management, of the Company's leadership development strategies and a consideration of potential candidates, including of existing Company employees.  The Board of Directors and management discuss the strengths and gaps of key succession candidates, development progress over the prior year and future development plans, that include long range planning for executive development, to ensure leadership sustainability and continuity. Formal succession planning has been implemented at key positions in the Company in furtherance of this goal.

Board Committees

The Board presently has three committees, with the principal functions and membership described below.  Each committee has a charter, which is available at our website at www.sunopta.com, under the "Investor Relations" link.  The following table summarizes the current membership of each of our three Board committees.  Each of the three committees is composed entirely of independent directors.

Director	Audit Committee	Corporate Governance Committee	Compensation Committee
Dr. Albert Bolles		✓
Derek Briffett	Chair		✓
Rebecca Fisher		✓	Chair
R. Dean Hollis	✓		✓
Katrina Houde		Chair
Leslie Starr Keating	✓	✓
Kenneth Kempf	✓		✓

Audit Committee

The Audit Committee's duties and responsibilities are documented in a formal Audit Committee Charter, which is reviewed annually. These duties and responsibilities include (a) providing oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and related financial reporting practices; (b) recommending to the Board the appointment and authorizing remuneration of the Company's auditors; (c) providing oversight of the adequacy of the Company's system of internal and related disclosure controls; and (d) providing oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations. The Audit Committee meets a minimum of four times a year, once to review the Annual Report on Form 10-K and annual Audited Consolidated Financial Statements, and once prior to when earnings are filed for the first, second and third fiscal quarters to review interim financial statements and the Quarterly Report on Form 10-Q which is filed with the SEC in the U.S. and with applicable securities regulators in Canada.  Other meetings may be held at the discretion of the Chair of the Audit Committee.  The Audit Committee has free and unfettered access to Ernst & Young LLP, the Company's independent registered accounting firm and auditors, the Company's risk management and internal audit team and the Company's internal and external legal advisors.

The Audit Committee maintains a company-wide whistle-blower policy related to the reporting of concerns in accounting or internal controls. This policy gives all employees of the Company the option of using a hot line administered by a third party for communication of concerns dealing with a wide range of matters including accounting practices, internal controls or other matters affecting the Company's or the employees' well-being.

Our Audit Committee is currently comprised of Derek Briffett (Chair), R. Dean Hollis, Leslie Starr Keating and Kenneth Kempf. The Board has determined that each member of the Audit Committee (1) is "independent" as defined by applicable SEC and CSA rules and NASDAQ and TSX listing rules; (2) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (3) is able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.  In addition, the Board has determined that Derek Briffett and R. Dean Hollis each meet the definition of "audit committee financial expert," as defined in SEC and CSA rules, and has appointed Mr. Briffett as Chair of the Audit Committee.

The report of the Audit Committee appears under the heading "Report of the Audit Committee" below.

The Audit Committee met formally ten times during fiscal 2020.

Corporate Governance Committee (Nominating Committee)

The Corporate Governance Committee's duties and responsibilities are documented in a formal Corporate Governance Committee Charter, which is reviewed annually. These duties and responsibilities include: (a) identifying individuals qualified to become members of the Board, and selecting or recommending director nominees; (b) developing and recommending to the Board corporate governance principles applicable to the Company; (c) leading the Board in its annual review of the performance of the Board; (d) recommending to the Board director nominees for each committee; (e) discharging the responsibilities of the Board relating to compensation of the Company's directors; (f) leading the Board in its annual review of the performance of the CEO; and (g) regularly assessing the effectiveness of the Company's governance policies and practices.

The Corporate Governance Committee, in its capacity as the Nominating Committee, concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Nominating Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, shareholders or external sources and all self-nominated candidates.  The Nominating Committee uses the same criteria for evaluating candidates nominated by shareholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, the Nominating Committee will consider certain necessary criteria that a candidate should meet, which would include the following: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience but, particularly, industry experience; (c) be able and willing to devote the required amount of time to the Company's affairs, including attendance at Board and committee meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management's plans and programs; and (e) be committed to building sound, long-term Company growth.  The committee also takes into consideration the range of skills and expertise that should be represented on the Board, geographic experience with businesses and organizations, and potential conflicts of interest that could arise with director candidates.  Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate.  If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.  The Company adheres to its diversity policy and seeks to include members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

A shareholder may recommend a person as a nominee for election as a director at the Company's next annual meeting of shareholders by writing to the Secretary of the Company.  In order for a shareholder to formally nominate a person for election as a director, including by submitting a shareholder proposal in accordance with the Canada Business Corporations Act, the shareholder must comply with the Company's Advance Notice By-Law.  See "Proposal One - Election of Directors - Advance Notice By-Law" and "Shareholder Proposals for 2022 Annual Meeting of Shareholders; Shareholder Communications."

Our Corporate Governance Committee is currently comprised of Katrina Houde (Chair), Dr. Albert Bolles, Rebecca Fisher and Leslie Starr Keating, each of whom has been determined by the Board to be independent.

The Corporate Governance Committee met formally four times during fiscal 2020.

Compensation Committee

The Compensation Committee's duties and responsibilities are documented in a formal Compensation Committee Charter, which is reviewed annually. These duties and responsibilities include to (a) reward executives for long-term strategic management and enhancement of shareholder value; (b) support a performance-oriented environment that rewards achievement of internal Company goals and recognizes the Company's performance compared to the performance of similarly situated companies; (c) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Company through the Company's salary administration program; (d) align the financial interests of the Company's executives with those of the shareholders; and (e) ensure fair and equitable treatment for all employees.

The function of the Compensation Committee is to determine the compensation of the CEO as well as to review and approve the compensation recommended by the CEO for certain officers of the Company and to review overall general compensation policies and practices for all employees of the Company. In addition, this committee oversees the administration of the Company's Amended 2013 Stock Incentive Plan and the Company's Amended and Restated 2002 Stock Option Plan (collectively, the "Stock Incentive Plans"), Employee Stock Purchase Plan and any other incentive plans that may be established for the benefit of employees of the Company.

Our Compensation Committee is currently comprised of Rebecca Fisher (Chair), Derek Briffett, R. Dean Hollis and Kenneth Kempf. The Board has determined that the committee consists entirely of "non-employee directors," within the meaning of Rule 16b-3 under the Exchange Act, "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and "independent directors" within the meaning of NASDAQ listing rules and National Policy 58-201 - Corporate Governance Guidelines of the CSA.

Our Compensation Committee has deep experience with compensation matters. Specifically:

  Ms. Fisher, through her experience as a senior human resource executive at PepsiCo and Raytheon, has significant experience in talent management, developing high performing teams and cultures, compensation and benefits and employee relations.
  Mr. Hollis, as the former President and Chief Operating Officer of the Consumer Foods Division of ConAgra Foods, was responsible for employee annual performance and salary reviews and has extensive compensation related experience as a Chair and member of compensation committees of other publicly traded organizations.
  Mr. Briffett, through his experience as a senior finance executive at Loblaw's, Kraft Foods, ConAgra Foods and Associated Brands has deep experience in incentive plan design and reporting and salary review and administration.

  Mr. Kempf, as a representative of one of the Company's largest stockholders, provides the Committee with a unique perspective on executive compensation and the alignment of management incentives with shareholder value creation.

The report of the Compensation Committee appears under the heading "Executive Compensation―Compensation Committee Report" below.

The Compensation Committee met formally eight times during fiscal 2020.

Compensation Committee Interlocks and Insider Participation

No member of our current Compensation Committee has served as one of our officers or employees at any time over the past year. None of our executive officers serves as a member of the compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Insider Ownership Guidelines for Directors, Officers and Executives

On March 1, 2021, the Board reviewed the current insider ownership guidelines and approved certain revisions to the policy regarding how compliance with the policy is determined.  These guidelines are reviewed on an annual basis and are intended to align the interests of directors and management with those of our shareholders.

The insider ownership guidelines encompass the following parameters:

1. Insider ownership guidelines are mandatory for all non-employee members of the Board and members of the Senior Leadership Team. All persons covered by these guidelines will have the option to request an exemption from these requirements based on consideration of their personal circumstances by the Compensation Committee.

2. Stock ownership targets established as follows:

a. Chief Executive Officer - five times base salary

b. Directors - five times annual cash retainers

c. Other NEOs (includes Chief Financial Officer and three most highly compensated officers) - two times base salary

d. All other Senior Leadership Team members - one times base salary

3. Participants may satisfy their ownership guidelines with Common Shares in these categories: shares owned directly, shares owned indirectly (e.g., by a spouse or a trust), shares represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by SunOpta or an affiliate, unvested, time-based restricted stock units, and value of "in the money", unexercised options.

4. Participants will be deemed to have satisfied the applicable insider ownership guidelines if the value of such Common Shares equals or exceeds such amount, as calculated using the average trading price of the stock over the previous 90 calendar day period.

5. All participants are provided a five-year transition period to be in compliance with the ownership target. At the end of that period, the CEO, other NEOs and the Senior Leadership Team not in compliance will receive 50% of all subsequent short-term incentive payments in the form of equity until such time as the minimum holding is established.

As of March 26, 2021, seven of the eight directors were in compliance with the mandatory guidelines.  The one director who currently does not meet the insider ownership guidelines is still within his respective transition period.

Compensation of Directors

Annual compensation for non-employee directors is comprised of cash and equity-based compensation. Cash compensation consists of an annual retainer and supplemental retainers for the chairs and members of Board committees. Equity compensation is comprised of an annual grant of RSUs.

Non-employee directors may elect to receive stock in lieu of cash compensation, including from 50% to 100% of the cash amount.  Also, non-employee directors have the option to defer receipt of annual equity compensation that would otherwise be payable to them, subject to compliance with the Company's Non-Employee Director Stock Deferral Plan and Section 409A of the Internal Revenue Code.

In April 2020, the Board reviewed non-employee director compensation and made the following changes to the schedule effective April 1, 2020:

i. Annual cash retainer of:

  $67,500 for serving as a director;

  $70,000 for serving as the Chair of the Board;

  $20,000 for serving as the Chair of the Audit Committee;

  $15,000 for serving as the Chair of the Compensation Committee;

  $10,000 for serving as the Chair of the Corporate Governance Committee;

  $6,000 for serving on the Audit Committee; and

  $3,000 for serving on other committees.

In addition, the $1,250 travel stipend for in-person meetings was discontinued.

ii. Annual equity compensation:

  RSUs valued at $95,000 with a 12-month vesting period

For 2020, Engaged Capital generously agreed to donate the director compensation for its appointed director to SunOpta to create a hardship grant program for employees impacted by the global pandemic. With this donation, the Company established a COVID-19 Assistance Fund for Employees (CAFÉ) grant program in April 2020 to assist our manufacturing employees by providing monetary relief to those that have experienced financial hardship due to the impact of COVID-19. These funds help to mitigate the financial burdens and increased costs COVID-19 has caused in the areas of: childcare/educational costs, household expenses related to COVID-19 prevention, out-of-pocket medical expenses, and increased transportation costs. To date, $107,755 in CAFÉ grants have been dispersed to provide assistance to 178 SunOpta manufacturing facility employees.

Mr. Springstubb's compensation detailed below is from his 2019 services in the fourth quarter, paid in January 2020.  Mr. Kempf's compensation is in accordance with the compensation issued pursuant to the director fee schedule for 2021.

Mr. Briffett, Ms. Houde, Ms. Fisher, Mr. Detlefsen and Ms. Keating were assigned to a Special Committee in 2020.  As Chair of the Special Committee, Mr. Briffett received compensation in the amount of $45,000.  Ms. Fisher, Ms. Houde, Ms. Keating and Mr. Detlefsen received compensation in the amount of $20,000 as members of the Special Committee. The fees for all members of the Special Committee were split 50/50 between cash and option awards. Cash fees are included in the Fees Earned column below, and option awards are included in the Option Awards column.

Mr. Springstubb's and Mr. Detlefsen's service to the Board ended on June 18, 2020.

The following table summarizes total compensation paid to our non-employee directors for fiscal year 2020.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Other Compensation ($) (2)	Total($)(3)
Dr. Albert Bolles	61,000	95,000	-	3,750	159,750
Derek Briffett	102,750	95,000	22,500	3,750	224,000
Kenneth Kempf (4)	-	-	-	-	-
Brendan Springstubb (4)	17,125	-	-	2,500	19,625
Michael Detlefsen	54,093	-	10,000	5,000	69,093
R. Dean Hollis	126,707	95,000	-	5,000	226,707
Katrina Houde	76,500	95,000	10,000	5,000	186,500
Rebecca Fisher	77,985	95,000	10,000	5,000	187,985
Leslie Starr Keating	77,750	95,000	10,000	5,000	187,750

(1) The fair value, as shown in this table, is determined in accordance with FASB ASC Topic 718 based on the number of RSUs granted and SunOpta's closing stock price on the date of grant. The number of RSUs granted in July 2020 was determined by dividing the scheduled Annual Equity Compensation by SunOpta's closing stock price on the grant date.  RSUs vest on the first anniversary of the grant date.

(2) Other compensation consists of travel fees for all directors. Travel fees were discontinued in April 2020.

(3) Includes the fair market value of Common Shares issued in lieu of cash retainers and travel fees, including elections of $29,000 for Mr. Bolles, $77,750 for Mr. Briffett, $49,093 for Mr. Detlefsen, $125,457 for Mr. Hollis, $65,250 for Ms. Houde, $19,625 for Mr. Springstubb, $66,735 for Ms. Fisher, and $66,500 for Ms. Keating.  For Mr. Briffett, Mr. Detlefsen, and Ms. Houde, Canadian income tax and CPP is deducted from gross fees before calculating the common shares granted in lieu of cash.

(4) Pursuant to the terms of their employment arrangements with Engaged Capital, all cash compensation and equity awards payable to Mr. Springstubb and Mr. Kempf are paid or issued to Engaged Capital.

The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our Company but, for independent directors, should not be so significant as to compromise independence.

All our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of our Board or its committees and for other reasonable expenses related to the performance of their duties as directors.  The Board believes that our non-employee director compensation package is competitive with the compensation offered by other companies and is fair and appropriate considering the responsibilities and obligations of our directors.

Penalties and Sanctions and Personal Bankruptcies

Except as disclosed below, none of the proposed nominees for election to the Board:

1) is, as at the date of this Proxy Statement, or was within ten years before the date of the Proxy Statement, a director or chief executive officer or chief financial officer of any company (including the Company) that:

(i) was the subject of an order (as defined in Form 51-102F5 made under National Instrument 51-102 of the CSA) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer; or

2) is at the date hereof, or has been within ten years before the date of this Proxy Statement, a director or executive officer of any company (including the Company) that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its  assets; or

3) has, within the ten years before the date of this Proxy Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Ms. Keating was appointed as a director of Chesapeake Energy Corporation ("Chesapeake") on September 11, 2017.  Similar to many other oil and gas companies, Chesapeake found itself in the midst of a "double black swan event" in the spring of 2020: an emerging global pandemic that sapped demand, and an oil price war that flooded the market with supply. After exploring all available alternatives and on the advice of its legal and financial advisors, the board of directors authorized Chesapeake to file for restructuring proceedings under Chapter 11 of the United States Bankruptcy Code, which proceedings commenced in June 2020. On February 9, 2021, following the approval and effectiveness of a confirmed plan of reorganization, Chesapeake emerged from bankruptcy protection with its creditors assuming ownership of the company and the board of directors was discharged of its duties.

The foregoing information, not being within the knowledge of the Company, has been furnished by the directors.

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PROPOSAL TWO - APPOINTMENT AND REMUNERATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

Appointment of Independent Registered Public Accounting Firm and Auditor

The Audit Committee of the Board has selected Ernst & Young LLP ("EY") as our independent auditor for 2021. We are requesting our shareholders to vote at the Meeting to appoint EY as the Company's independent registered public accounting firm and auditor and to authorize the Audit Committee to fix their remuneration.

EY has served as our auditors since June 2018, following a competitive tender process for the Company's external audit engagement. The Company intends to seek a U.S. based independent auditor and potentially will be completing a competitive tender process for the Company's external audit engagement following the Meeting. Thereafter, the Audit Committee may reconsider the selection of the Company's independent auditors. If the shareholders approve the selection, the Audit Committee, in its discretion, may nevertheless seek to appoint a new independent auditor during the 2021 fiscal year if we believe that such a change would be in our and our shareholders' best interests. One or more representatives of EY will attend the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders in attendance.

Recommendation of the Board of Directors; Vote Required

The Board of Directors recommends that the shareholders vote FOR the appointment of EY as the Company's independent registered public accounting firm and auditor and FOR authorizing the Audit Committee to fix their remuneration.  In the event that shareholders do not appoint EY as the Company's auditors at the Meeting and another accounting firm is not appointed, the Audit Committee will reconsider its recommendation and the Board will select another accounting firm to serve as the Company's independent registered public accounting firm and auditor.

This proposal will be approved if a quorum is present at the Meeting and the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting, but will have no effect on the results of the vote.  Brokers and other nominees will have discretionary authority to vote your shares if you hold your shares in street name and do not provide instructions as to how your shares should be voted on this proposal.

Auditor Fees

The following table sets forth fees for professional services provided by our independent auditor for each of the last two fiscal years (including out-of-pocket expenses):

	Fiscal 2020	Fiscal 2019
Fee Category	($)	($)
Audit Fees(1)	1,538,587	1,968,580
Audit-Related Fees(2)	39,181	-
Tax Fees(3)	212,681	131,836
All Other Fees	-	-
Total	1,790,449	2,100,416

(1) Audit fees relate to the annual audit of the Company's consolidated financial statements included in the Company's Annual Reports on Form 10-K, annual audits of the effectiveness of the Company's internal control over financial reporting, reviews of interim financial statements included in the Company's Quarterly Reports on Form 10-Q, and services provided in connection with statutory audits and regulatory filings.

(2) Audit-related fees relate to valuation advisory services.

(3) Tax fees relate to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has a policy for the pre-approval of audit and non-audit services that may be provided by the Company's independent registered public accounting firm. The committee's policy is to require pre-approval for all audit and permissible non-audit services provided by the Company's external auditor prior to their engagement with the exception that management is authorized to engage the external auditor in respect of services to the extent that (a) such required services could not reasonably be completed by another firm (e.g. assistance with responses to continuous disclosure review comment letters from regulatory authorities, comfort letters, consent letters, statutory audits), (b) each individual engagement is not more than $50,000, and (c) the aggregate for all engagements does not exceed $100,000. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented to the full Audit Committee for consideration at the next scheduled Audit Committee meeting. All audit and non-audit services performed by EY during the fiscal year ended January 2, 2021 were approved in accordance with this policy.

Financial Information Systems Design and Implementation Fees

No fees were billed to the Company by EY during any of the last two fiscal years for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services).

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of the Company assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company's internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which can be found on SunOpta's website at www.sunopta.com.  For the fiscal year ended January 2, 2021, the members of the Audit Committee were Derek Briffett (Chair), R. Dean Hollis, Leslie Starr Keating and Kenneth Kempf, each of whom meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and applicable independence requirements of the NASDAQ listing rules and National Instrument 52-110 - Audit Committees of the CSA.

The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended January 2, 2021 with the Company's management. The Audit Committee has discussed with EY, the Company's independent registered public accounting firm and auditor, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY communications with the Audit Committee concerning independence, and has discussed with EY its independence.

In reliance on the review and the discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2021, for filing with the SEC and applicable Canadian securities regulators.

This report has been submitted by Derek Briffett (Chair), R. Dean Hollis, Leslie Starr Keating and Kenneth Kempf, all members of the Audit Committee.

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

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PROPOSAL THREE - ADVISORY VOTE REGARDING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Background

In order to ensure an appropriate level of director accountability to the Company's shareholders and to ensure that shareholders have an opportunity to engage with the Board about executive compensation matters, the Company has had a policy since 2010 to seek an advisory vote on an annual basis from shareholders on the Company's executive compensation practices.  Shareholders have previously voted on an advisory basis for the Company to hold an advisory vote regarding the compensation of NEOs on an annual basis. The Board understands that our shareholders have a meaningful interest in our executive compensation policies and believes that shareholders should have the opportunity to fully understand the objectives, philosophy and principles the Board has used to make executive compensation decisions.  The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, now mandates that the Company enable shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the NEOs named in the Summary Compensation Table set forth in this Proxy Statement.

Resolution

In accordance with Company policy and Section 14A of the Exchange Act, we are asking shareholders to indicate their support for the compensation of the NEOs.  This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to express their views on the NEOs' compensation.  Accordingly, we will ask shareholders to vote "FOR" the following resolution at the Meeting.

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and narrative discussion under the Executive Compensation caption."

The "say-on-pay" vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board.  The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors; Vote Required

The Board of Directors recommends that the shareholders vote FOR the advisory resolution regarding the compensation of the Company's NEOs.

This proposal will be approved if a quorum is present at the Meeting and the votes cast in favor of this proposal constitute a majority of the total votes cast on this proposal. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.  Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but will have no effect on the results of the vote. Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in street name and do not provide instructions as to how your shares should be voted on this proposal.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

Compensation Discussion and Analysis

Dear Fellow Shareholder,

We are pleased to provide you with SunOpta's Compensation Discussion and Analysis ("CD&A") which is designed to help you understand SunOpta's approach to executive compensation.

Compensation Decision Highlights

SunOpta is an on-trend, innovative, fast growing health and wellness company.  The organization's objectives in the health and wellness industry are as follows:

  To help make the planet healthier through plant-based foods & beverages, and a large portfolio of organic ingredients, foods, and beverages;
  To help people make healthier choices by creating innovative ways for them to get healthier products in their diets;
  To help make healthy eating affordable to people who might not otherwise be able to afford it, by being the low-cost producer; and
  Inspiring our employees through our culture.

Additionally, the organization expects its executives and employees to uphold the values of speed, entrepreneurship, customer-centricity, passion, dedication, and problem solving, while creating shareholder value and growing the business.

To align the executives with the objectives, values and business results of the Company, the Compensation Committee continues to emphasize the following principles for compensating executives:

  To focus on adjusted EBITDA as the key financial measure in the short-term incentive plan; and
  Provide long-term incentives that are significantly performance-based, emphasizing adjusted EBITDA growth and sustained long-term stock price increases.

The Compensation Committee believes that this strategy positions the Company to create shareholder value and align the interests of shareholders and management.  As a result of the financial performance delivered in fiscal year 2020:

  Above target payout was made under the 2020 Short-Term Incentive Plan (STIP), as adjusted EBITDA performance was above the budgeted target.
  The first Adjusted EBITDA hurdle of $80 million for the long-term incentive Performance Stock Units under the CEO and CFO inducement grants and the 2020 Long-Term Incentive Plan for the other executive officers has been achieved. One third of the shares subject to those awards have vested accordingly for Mr. Ennen and Mr. Huckins and will vest accordingly in July 2021 for the other executives due to the one-year minimum service period after the grant date.

Conclusion

The executive compensation programs are intended to drive shareholder value creation, emphasize pay for performance and provide a framework to effectively attract and retain talent.  As we implement these philosophies, we take the preferences and perspectives of our shareholders seriously.  We welcome constructive dialogue regarding the opportunities available to SunOpta and the executive compensation arrangements we institute to align with these opportunities.

More complete details of our compensation program and actions are provided in the remainder of this CD&A, specifically:

  Compensation Philosophy
  Elements of Compensation
  Other Aspects of the Compensation Program
  Compensation Tables
  Potential Payments on Termination or Change of Control and Tables
  CEO Pay Ratio

Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The Compensation Committee of SunOpta Inc.:

Rebecca Fisher - Chair

Derek Briffett

R. Dean Hollis

Kenneth Kempf

Say on Pay Vote Recommendation

We believe that shareholder support for our compensation programs is warranted, for all the reasons described herein, and we ask for your vote in support.

Previous Say on Pay and Shareholder Engagement

The Board and Compensation Committee are committed to the concept of pay-for-performance. Consequently, our executive compensation programs are designed to reward achievement and over-achievement of goals, and to penalize performance shortfalls. At the 2020 Annual Meeting of the Shareholders, approximately 98% of the shares voted were in favor of the advisory resolution to support executive compensation, essentially unchanged from the 99% of shares that voted in favor of this resolution at the 2019 Annual and Special Meeting.

Compensation Practices

The Compensation Committee utilizes best practices in governing our executive compensation programs.  Therefore, there are certain things that we do and do not do, as a matter of practice:

What we DO	What we DO NOT do

☒ Tie executives' pay to results achieved by weighting variable pay heavily in our pay mix

☒ Use equity to drive a long-term perspective aligned with shareholders

☒ Promote stock ownership with competitive stock ownership guidelines

☒ Consider shareholder perspectives in our program designs

☒ Maintain a clawback policy which meets or exceeds regulatory requirements

☒ Use double-trigger change in control provisions for all non-pro rata payouts under cash and equity incentive plans

☒ Maintain a cap on our short-term incentive payout

☒ Assess our pay-for-performance relationship and conduct a compensation risk assessment annually

☒ Use an appropriate peer group and benchmark to compare pay

☒ Have very limited perquisites

☒ Provide change-in-control severance payments exceeding market norms

☒ Allow stock option repricing or discounted stock option granting

☒ Offer change-in-control tax gross-ups under any circumstances

☒ Pay dividends or dividend equivalents on unearned or unvested performance shares

☒ Allow our executives or directors to hedge or pledge Company stock

Compensation Philosophy

Our executive compensation philosophy and the policies that support it are intended to reward our executives for the achievement of long-term strategic goals and their efforts to enhance shareholder value. The philosophy fosters a performance-oriented environment that rewards achievement of internal Company goals and shareholder value creation.  Our pay-for-performance philosophy is based on these objectives.

Compensation opportunities provided to executives are intended to approximate market median pay levels, assuming the targeted level of performance is delivered.

Performance targets are generally set in relation to the Company's internal budget goals. Then, using the target as the starting point, upside and downside payout ranges around the target are developed.  These ranges provide additional compensation opportunity to executives if results exceed targets, while penalizing under-performance. Through this design, our executive compensation program motivates our team, while delivering true 'pay-for-performance' from a shareholder perspective.

Peer Group

In order to help ensure the competitiveness of our executive compensation, the Compensation Committee considers competitive compensation practices from relevant sources.  To do this, we review general market survey data as well as comparisons from our executive compensation peer group. Our peer group is reviewed by the Compensation Committee on an annual basis.

For 2020, we removed Primo Water and High Liner Foods from, and added TreeHouse Foods and Hain Celestial to, our peer group to align more closely with the Company's business.

2020 Peer Group - 15 Companies
B&G Foods Calavo Cal-Maine Darling Ingredients Hain Celestial	Farmer Bros Flowers Foods J&J Snack Foods Lancaster Colony Landec Corporation	John B. Sanfilippo & Son Sanderson Farms Seneca Foods Simply Good Foods Treehouse Foods

In addition to market comparisons, compensation decisions are informed by other external and internal factors:

  Overall Company Performance: Financial and operational performance informs compensation affordability.
  Individual Contributions: Efforts by individuals that position the Company for long-term success.
  Responsibilities: Any changes in an executive's job responsibilities.
  Internal Equity: Each role's relative importance in delivering shareholder value.

To support the Compensation Committee in making its determinations, the Committee has retained the services of Pearl Meyer as its independent executive compensation consultant. The Committee has reviewed and confirmed the independence of Pearl Meyer.  Pearl Meyer provides services at the direction of the Committee, and the Committee has specific authority in managing all work by Pearl Meyer.

Elements of SunOpta's Compensation Program

To meet our compensation philosophy, we provide the following compensation components:

Type of Compensation	Element	Purpose	Key Features
FIXED	Base Salary	Fixed pay	Amounts reflect individual responsibility, performance, experience, and other internal and external factors Reviewed annually by the Compensation Committee
VARIABLE	Short-Term Incentive Plan (STIP)	Cash/Equity incentive to reach or surpass annual goals	Specific metrics are determined annually by the Compensation Committee Ties pay to performance STIP is denominated in cash or PSUs/cash based on employee grade level
	Long-Term Incentive Plan (LTIP) (Performance Stock Units, Stock Options, Restricted Stock Units)	Multi-year incentives to reach or surpass longer-term goals Aligns with shareholder interests Promotes ownership mentality
  Performance Stock Units (PSUs) only vest if the Company achieves predefined adjusted EBITDA hurdles and are subject to employment through the performance period
  Stock options only provide value on the stock price growth over the option's term and vest ratably over three years (equal annual installments)
  Restricted Stock Units (RSUs) vest ratably over three years (equal annual installments)

	CEO/CFO Inducement Grants	Front loaded incentives to reach or surpass longer-term goals Aligns with shareholder interests
  Half of the Performance Stock Units (PSUs) vest if the Company achieves predefined stock price hurdles
  Half of the PSUs vest if the Company achieves predefined adjusted EBITDA hurdles
  Stock options only provide value on the stock price growth over the option's term and cliff vest after three years
  Restricted Stock Units (RSUs) vest ratably over three years (equal annual installments)
  As of March 26, 2021, all PSUs with stock price hurdles and one-third of the EBITDA hurdles vested for the CEO and CFO inducement grants.

OTHER	Benefits and Perquisites	Elements and levels necessary to be competitive	Generally, part of a broad-based set of employee benefit plans Very limited use of additional perquisites
	Post-Employment Compensation (Severance and Change-in-Control)	Continuity of leadership, bridge for individual in the event of involuntary termination Encourages assessment of potential transactions with focus on shareholder interests
  Double-trigger provisions for cash change-in-control (CIC) severance in all agreements
  Double-trigger equity vesting in all agreements
  Non-compete and non-solicitation restrictions required in new agreements

In 2020, target compensation was delivered primarily through variable pay (STIP and LTIP) for the CEO and the other NEO's.  As these charts illustrate, our compensation design is intended to deliver a significant portion of our senior executives' total target compensation in the form of pay-at-risk.  The percentages represent the average annual compensation program.  For Mr. Ennen and Mr. Huckins, their target LTIP is reflected by annualizing the value of their respective 2019 inducement grants.

For 2020, the following individuals were the Company's Named Executive Officers ("NEOs"):

Executive	Role
Joseph Ennen	Chief Executive Officer
Scott Huckins	Chief Financial Officer
Jill Barnett	Chief Administrative Officer
Chris Whitehair	Senior Vice President, Supply Chain
Michael Buick	SVP and General Manager, PBFB

Base Salary

For fiscal year 2020, consistent with the compensation philosophy noted above, base salary levels for executive officers were set based on assessments of the Company's performance, each individual's performance, external market comparisons and other external and internal factors.

The amounts below are the base salary rates of the NEOs as of December 31, 2020.

Executive	Base Salary
Joseph Ennen	$721,000
Scott Huckins	$550,000
Jill Barnett	$387,000
Chris Whitehair	$396,550
Michael Buick	$385,000

Short-Term Incentive Plan

The purpose of the Short-Term Incentive Plan (the "STIP") is to establish alignment across the organization and recognize individuals' impact on organizational performance, focusing employees on desired behaviors which link to demonstrated results.

For fiscal 2020, the STIP aligned with accelerating significant improvements in EBITDA, while maintaining rigorous expectations for quality and safety.  To focus on the achievement of these improvements as well as measure individual performance, adjusted EBITDA and an individual component were the factors that determined an individual's bonus payout.  The Committee believes that the use of adjusted EBITDA in the STIP heightens management's focus on implementing and delivering the operational improvements.

The 2020 STIP included two separate plans with different performance metrics: Consumer Packaged Goods (CPG) Plan (excluding the global ingredients business) and C-Suite Plan (total Company). The corporate component of the CPG Plan was dependent on 2020 CPG Adjusted EBITDA. The individual component was based on an employee achieving his or her individual goals for 2020. The C-Suite Plan was created for certain executive level employees who supported both the CPG and Tradin business units. Mr. Ennen, Mr. Huckins and Ms. Barnett were on the C-Suite Plan, while other executives were on the CPG Plan.  The corporate component of the C-Suite Plan was based on the total Adjusted EBITDA of the entire company. Like the CPG Plan, the C-Suite participants also had an individual component based on the achievement of their 2020 individual goals.

Employees eligible for STIP were allocated into one of two groups: a cash payout group or an equity payout group.  The cash payout group included employees below manager level, and the equity payout group included employees at a manager level or above.  Each participant in the equity payout group received a Performance Stock Unit (PSU) grant valued at their STIP target, with the number of shares to vest being dependent on the individual's overall payout percentage. The cash payout group's STIP was paid out in cash, dependent on the results of adjusted EBITDA and the individual component.  If as a result of over performance by the Company, an employee's bonus payout exceeded 100% of target, then an incremental cash bonus would be paid out to employees in either group. No additional performance shares would be granted if the payout exceeded 100% of target. This structure is consistent with the desire to maintain pay and performance alignment. The 2020 plan included an increased threshold for payout (i.e. cut-in) compared to the 2019 plan.

For 2020, the CPG Plan parameters established for the STIP were as follows:

Measure	Threshold (50% payout)	Target 100% Payout	Maximum (200% Payout)
SunOpta CPG Adjusted EBITDA*	$44.98 million	$53.3 million	$71.97 million

*Adjusted EBITDA is measured as operating income plus depreciation, amortization and stock-based compensation, as calculated by the Company based on the Company's audited financials and consistent with the Company's calculation of adjusted EBITDA as a non-GAAP financial measure reported to its shareholders.

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For 2020, the C-Suite Plan parameters established for the STIP were as follows:

Measure	Threshold (50% payout)	Target (100% payout)	Maximum (200% Payout)
SunOpta Adjusted EBITDA*	$69.8 million	$82.7 million	$113.3 million

*Adjusted EBITDA is measured as operating income plus depreciation, amortisation and stock-based compensation, as calculated by the Company based on the Company's audited financials and consistent with the Company's calculation of adjusted EBITDA as a non-GAAP financial measure reported to its shareholders.

Each NEO had the following range of short-term incentive opportunities in 2020, depending on their assigned plan.

Executive	Plan	Threshold Payout % of Salary	Target Payout % of Salary	Maximum Payout % of Salary
Joseph Ennen	C-Suite	62.5%	125%	250%
Scott Huckins	C-Suite	37.5%	75%	150%
Jill Barnett	C-Suite	25%	50%	100%
Chris Whitehair	CPG	25%	50%	100%
Michael Buick	CPG	30%	60%	120%

If adjusted EBITDA performance was below threshold, there was no payout. If performance was above maximum, the payout was capped at the levels noted above.  In 2020, adjusted EBITDA performance triggered a corporate component payout of 200% on the CPG Plan and 175% on the C-Suite Plan.

Long-Term Incentives

In fiscal year 2020, we redesigned the Long-Term Incentive Plan (the "LTIP"). The Company had not issued LTIP awards to executive officers, excluding Mr. Ennen and Mr. Huckins, since May 2017 when the Company issued a three-year LTIP award to executive officers.  In 2020, it was decided to return to an annual LTIP with an emphasis on adjusted EBITDA as the performance metric for the PSU portion of the awards in an effort to strengthen the long-term financial performance of the Company. The 2020 LTIP is a one-year plan with a three-year performance period.

Specific details and design attributes of the 2020 plan are summarized below:

Performance Shares:

  Number of shares earned is dependent on the achievement of Adjusted EBITDA during the performance period.  Annual Adjusted EBITDA hurdles were set at $80 million, $100 million, and $110 million.
  One-third of the PSUs vest upon achievement of the hurdles within the three-year performance period, after a minimum service period of one year from the grant date.
  As a result of the financial performance in 2020, the first hurdle of $80 million will vest for participants in July 2021, which is one year from the date of grant.
  In February 2021, the Board of Directors approved an adjustment to the second and third performance hurdles due to the sale of the global ingredients business on December 30, 2020.  The adjusted hurdles are $58 million and $65 million, respectively, and will apply to the remaining performance period.

Stock Options:

  Vesting provisions are ratable over three years (in equal annual installments)

Restricted Stock Units:

  Vesting provisions are ratable over three years (in equal annual installments)

The Compensation Committee believes the performance-based awards described above provide significant alignment between the interests of the Company's shareholders and the executives because the PSUs will not vest without the achievement of Adjusted EBITDA targets, and stock options only provide value in the event of a stock price increase. Additionally, the vesting provisions in all awards provide additional retention incentive to each of the executives.

The targeted value for each executive was split between PSUs (50%), stock options (25%) and RSUs (25%), based on the 30-day average stock price as of July 9, 2020.  Executives were given the choice to exchange their RSUs for stock options at a 3:1 ratio of options to RSUs. Chris Whitehair and Michael Buick elected to exchange the RSUs for options, and Jill Barnett elected to exchange 50% of her RSUs for options, at the same ratio.  Joseph Ennen and Scott Huckins did not receive grants for the 2020 LTIP, as their inducement grants from 2019 covered the 2020 performance period.

Executive	Annual Target LTIP (% of Salary)	LTIP Options (# of Options)	LTIP PSUs (Target # of Units)	LTIP RSUs (# of units)
Jill Barnett	60%	40,989	24,418	6,105
Chris Whitehair	50%	50,639	20,851	0
Michael Buick	60%	58,996	24,292	0

CEO and CFO Equity Grants

On April 1, 2019, the Company announced the hiring of Joseph Ennen as CEO.  In connection with Mr. Ennen's hiring, the Board of Directors approved an inducement equity award to Mr. Ennen, which included 297,619 restricted stock units ("CEO Special RSUs"), 960,061 stock options ("CEO Special Stock Options") and 1,785,714 performance stock units ("CEO Special PSUs"). The CEO Special RSUs vest in three equal annual installments beginning April 1, 2020. The vesting of the CEO Special Stock Options is subject to Mr. Ennen's continued employment with the Company through April 1, 2022. The vesting of the CEO Special PSUs is subject to the satisfaction of stock price performance conditions as well as Company Adjusted EBITDA during the three-year period ending December 31, 2022. One-sixth of the CEO Special PSUs vest upon achieving a stock price of $5.00, one-sixth vest upon achieving a stock price of $9.00, and one-sixth vest upon achieving a stock price of $14.00, in each case for 20 consecutive trading days. As of March 26, 2021, all of these CEO Special PSUs have vested due to the achievement of the stock price hurdles.  One-sixth of the CEO Special PSUs vest upon achieving a Company Adjusted EBITDA hurdle of $80 million, one-sixth of the CEO Special PSUs vest upon achieving a Company Adjusted EBITDA hurdle of $110 million, and one-sixth of the CEO Special PSUs vest upon achievement of a Company Adjusted EBITDA of $140 million. As of March 26, 2021, one-sixth of the CEO Special PSUs vested upon achievement of the $80 million Company Adjusted EBITDA hurdle as a result of the financial performance of fiscal year ending January 2, 2021. On June 19, 2019, the Company granted Mr. Ennen 215,000 RSUs that will vest in three equal annual installments beginning April 1, 2020, subject to Mr. Ennen's continued employment with the Company. Under the terms of Mr. Ennen's employment agreement, the Company agreed to issue an additional number of RSUs (the "CEO Matching RSUs") equal to the number of shares of the Company's common stock purchased by Mr. Ennen on the open market within 60 calendar days after Mr. Ennen's first day of employment, provided that the value of these RSU's did not exceed $1,000,000. Mr. Ennen satisfied this condition in May 2019.

Executive	Inducement Options (# of Options)	Inducement PSUs (Target # of Units)	Inducement RSUs (# of Units)
Joseph Ennen	960,061	1,785,714	512,619

On September 3, 2019, the Company announced the hiring of Scott Huckins as CFO.  In connection with Mr. Huckins' hiring, the Board of Directors approved an inducement equity award to Mr. Huckins, which included 173,319 restricted stock units ("CFO Special RSUs"), 262,182 stock options ("CFO Special Stock Options") and 346,638 performance stock units ("CFO Special PSUs"). The CFO Special RSUs vest in three equal annual installments beginning September 3, 2020. The vesting of the CFO Special Stock Options is subject to Mr. Huckins' continued employment with the Company through September 3, 2022. The vesting of the CFO Special PSUs is subject to the satisfaction of stock price performance conditions as well as Company Adjusted EBITDA during the three-year period ending December 31, 2022. One-sixth of the CFO Special PSUs vest upon achieving a stock price of $5.00, one-sixth vest upon achieving a stock price of $9.00, and one-sixth vest upon achieving a stock price of $14.00, in each case for 20 consecutive trading days. As of March 26, 2021, all of these CFO Special PSUs have vested due to the achievement of the stock price hurdles. One-sixth of the CFO Special PSUs vest upon achieving a Company Adjusted EBITDA hurdle of $80 million, one-sixth of the CFO Special PSUs vest upon achieving a Company Adjusted EBITDA hurdle of $110 million, and one-sixth of the CFO Special PSUs vest upon achievement of a Company Adjusted EBITDA of $140 million. As of March 26, 2021, one-sixth of the CFO Special PSUs vested upon achievement of the $80 million Company Adjusted EBITDA hurdle as a result of the financial performance of fiscal year ending January 2, 2021. On December 19, 2019, the Company granted Mr. Huckins 154,500 RSUs that will vest in three equal annual installments beginning September 3, 2020, subject to Mr. Huckins' continued employment with the Company. Under the terms of Mr. Huckins' employment agreement, the Company agreed to issue an additional number of RSUs (the "CFO Matching RSUs") equal to the number of shares of the Company's common stock purchased by Mr. Huckins on the open market within 60 calendar days after Mr. Huckins' first day of employment, provided that the value of these RSU's did not exceed $412,500. Mr. Huckins satisfied this condition in November 2019. The Company also issued 29,090 RSUs (the "CFO 2021 RSUs") determined by dividing $412,500 by the closing price of the Company's common stock on January 29, 2021. These CFO 2021 RSUs will vest on each of the first three anniversaries of the date of the grant, subject to Mr. Huckins continued employment with the Company.

Executive	Inducement Options (# of Options)	Inducement PSUs (Target # of Units)	Inducement RSUs (# of Units)
Scott Huckins	262,182	346,638	356,909

As of December 31, 2020, two-sixths of the CEO and CFO Special PSUs had vested as a result of the achievement of the $5.00 and $9.00 stock price hurdles. Since the beginning of 2021, the $14.00 stock price hurdle and the $80 million Adjusted EBITDA hurdle have been achieved resulting in a total of four-sixths of the CEO and CFO Special PSUs having vested to date.

In February 2021, the Board of Directors approved an adjustment to the second and third Adjusted EBITDA performance hurdles of the CEO and CFO inducement grants due to the sale of the global ingredients business on December 30, 2020.  The adjusted hurdles are $65 million and $87 million, respectively, and will apply to the remaining performance period.

Other Compensation

Our executive officers are eligible to receive the same types of benefits that we make available to other employees, including:

  Group health benefits, which includes medical, dental, vision and prescription drug coverage, group life insurance and short-term and long-term disability plans; and
  Retirement benefits in the form of a 401(k) plan for U.S. employees, a Registered Retirement Savings Plan match for Canadian employees and a defined benefit pension plan for certain European employees.

In recent years, we have substantially reduced the scope of perquisites for executives, such as the phasing out of automobile allowances at the executive levels. At this time, none of our NEOs have an automobile allowance.  For additional information regarding other compensation during 2020, see the "All Other Compensation" column in the Summary Compensation Table which follows.

We have entered into employment or other agreements with our NEOs, most of which provide for certain benefits upon a change of control of the Company or upon a termination of employment by the Company without cause. These arrangements are intended to meet both business and human resources needs, encouraging the executives to weigh potential transitions based on shareholder interests, rather than personal ones, and to provide a measure of security to executives in the event of  actual or potential change in corporate ownership/control. The potential benefits received by the NEOs in connection with a change-in-control or termination of employment under certain circumstances below under "Estimated Potential Payments upon Termination of Employment".

Due to executive changes at the Company in early 2019, we took steps to retain key leaders of the Company by entering into retention agreements with certain key employees in March 2019, including Jill Barnett, Chief Administrative Officer, Chris Whitehair, SVP of Supply Chain, and Michael Buick, SVP and GM of Plant-Based Food and Beverage. The retention agreements provided for a retention payment of 50% of the employee's base salary as of the date of the retention agreement for continued employment through August 31, 2020. The retention payments were paid out in September 2020.

Other Aspects of the Compensation Program

Stock Ownership Guidelines

We expect our senior executives to maintain substantial ownership of SunOpta stock:

Category	Ownership Guideline
CEO	5x base salary
Other NEOs	2x base salary
Other Senior Leadership Team Members	1x base salary
Independent Directors	5x annual cash retainer

We believe this creates important alignment with shareholders. Executive participants have five years to be in accordance with these guidelines. If, at the end of five years, the CEO or other NEOs and members of the Senior Leadership Team are not in compliance, 50% of all short-term incentive payouts are provided in equity rather than cash until the guideline is met.

Assessment of Risk

The Compensation Committee conducts an annual review of risk associated with the compensation programs. The 2020 review found the programs to be within acceptable parameters.

Clawback Policy

If material non-compliance with any financial reporting requirement leads to an accounting restatement, the Company has authority, as part of the STIP and the Company's standalone Clawback Policy, to recover from current and former executives any incentive-based pay which would not have been awarded based on the restated financials. This authority extends to the three years preceding the restatement.

Compensation of Named Executive Officers

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Ennen, Chief Executive Officer	2020 2019	741,462 511,538	780,643 150,000	874,998 5,771,850	0 2,000,000	268,558 0	14,031 74,150	2,679,692 8,507,538
Scott Huckins, Chief Financial Officer	2020 2019	571,154 167,115	360,938 325,000	474,027 1,605,210	0 309,375	52,641 0	14,031 44,283	1,472,791 2,450,983
Jill Barnett, Chief Administrative Officer	2020	396,192	334,322	480,586	193,878	0	12,193	1,417,171

Chris Whitehair, SVP Supply Chain	2020	408,248	349,698	291,644	239,522	0	14,391	1,303,503
	2019	385,000	0	192,500	0	0	2,899	580,399
	2018	385,000	0	0	0	0	10,121	395,121
Michael Buick, SVP and GM, PBFB	2020 2019	389,039 350,000	389,081 0	325,507 175,000	279,051 0	0 0	9,906 9,706	1,392,584 534,706

(1) There were 27 payroll periods in calendar 2020.  As a result, 2020 salary earnings paid exceeds the standard 26 pay period annualized salary.

(2) Consists of 2019 retention bonus amounts paid to NEOs in September 2020 and cash bonuses paid in March 2021 related to the 2020 STIP.

(3) Consists of the grant-date fair value of RSUs and PSUs granted to NEOs. Please see Note 17, "Stock-Based Compensation," to the Company's consolidated financial statements included in our Annual Report on Form 10-K for a detailed description of the assumptions used to calculate the fair value of PSUs.  For additional information on our long-term equity incentive awards, see "―Compensation Discussion and Analysis―Long Term Incentives."  In 2020, all NEOs were granted PSUs for their 2020 STIP award.

(4) Consists of the aggregate grant-date fair value of stock options granted to NEOs, calculated in accordance with FASB ASC Topic 718. Please see Note 17, "Stock-Based Compensation," to the Company's consolidated financial statements included in our Annual Report on Form 10-K for a detailed description of the assumptions used to calculate the fair value of options. For additional information on our long-term equity incentive awards, see "―Compensation Discussion and Analysis―Long Term Incentives."

(5) Represents the pro-rated cash bonuses paid in April 2020 related to the 2019 STIP as Mr. Ennen and Mr. Huckins started during the fiscal year, so equity shares were not issued to them like the other NEOs.

(6) Represents retirement savings contributions and life and long-term disability insurance benefits. See "All Other Compensation" table below.

The following table details the various components included in the "All Other Compensation" column for 2020.

All Other Compensation

Name	Retirement Plan/401k Contributions ($)	Life and Long-Term Disability Insurance ($)	Total ($)
Joseph Ennen	12,825	1,206	14,031
Scott Huckins	12,825	1,206	14,031
Jill Barnett	11,131	1,062	12,193
Chris Whitehair	12,825	1,566	14,391
Michael Buick	8,844	1,062	9,906

The following table summarizes grants of long-term equity incentive awards to our NEOs in fiscal 2020, and the estimated possible payouts under our Short-Term Incentive Plan for fiscal 2020. Short-Term Incentive Plan Performance Stock Units for fiscal 2020 will vest at 100% on April 22, 2021.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Ennen	06/30/2020	-	-	874,998	159,963	319,926	319,926	-	-	-	874,998
Scott Huckins	06/30/2020	-	-	412,500	75,411	150,822	150,822	-	-	-	412,498
Jill Barnett	07/10/2020	-	-	-	-	-	-	6,105	-	-	29,029

	07/10/2020	-	-	-	8,139	16,279	24,418	-	-	-	116,108

	07/10/2020	-	-	-	-	-	-	-	40,989	4.73	193,878

	06/30/2020	-	-	184,250	33,683	67,367	67,367	-	-		184,249

	04/22/2020	-	-	-	-	-	-	60,000	-	-	151,200
Michael Buick								70,000
	03/18/2020	-	-	-	-	-	-		-	-	110,600

	07/10/2020	-	-	-	8,097	16,195	24,292	-	-	-	115,508

	07/10/2020	-	-	-	-	-	-	-	58,996	4.73	279,051

	06/30/2020	-	-	210,000	38,391	76,782	76,782	-	-	-	209,998
Chris Whitehair	07/10/2020	-	-	-	6,950	13,901	20,851	-	-	-	99,146

	07/10/2020	-	-	-	-	-	-	-	50,639	4.73	239,522

	06/30/2020	-	-	192,500	35,191	70,383	70,383	-	-	-	192,497

(1) Amounts shown indicate each NEO's potential bonus assuming successful achievement of the NEO's performance objectives. For additional information on our STIP, see "―Compensation Discussion and Analysis―Short-Term Incentive Plan."

(2) Represents PSU awards from 2020 Short-Term Incentive Plan, for more information on these grants, see "- 2020 STIP."  For each NEO under our STIP for fiscal 2020 the target and maximum vesting amounts are the same as the target is the maximum amount that will vest upon achievement of the entire performance measure. For grants dated July 10, 2020, this represents 2020 LTIP grants. For additional information on our long-term equity incentive awards, see "―Compensation Discussion and Analysis―Long Term Incentives".

(3) Represents Restricted Stock Units from the 2020 LTIP grants, which vest one-third annually beginning on the first anniversary of the grant date.

(4) Represents option grants from the 2020 LTIP.  For additional information on the 2020 LTIP, see "―Compensation Discussion and Analysis―Long Term Incentives".

(5) Consists of the aggregate grant-date fair value of equity incentive awards granted to our NEOs, calculated in accordance with FASB ASC Topic 718. Please see Note 17, "Stock-Based Compensation," to the Company's consolidated financial statements included in our Annual Report on Form 10-K for a detailed description of the assumptions used to calculate the fair value of stock-based awards.

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2020. This table incudes unexercised and unvested option awards and unvested PSUs and RSUs.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards						Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Non- exercisable (1)	Equity Incentive Plan Awards: Securities Underlying Unexercised, Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
											Joseph Ennen	6/30/2020	-	-	-	-	-	-	-	319,926	3,733,536
6/18/2019	-	-	-	-	-	143,333	1,672,696	-	-
4/1/2019	-	-	-	-	-	-	-	1,190,476	13,892,855
4/1/2019	-	-	-	-	-	198,413	2,315,480	-	-
4/1/2019	-	960,061	-	3.36	4/1/2029	-	-	-	-
Scott Huckins	6/30/2020	-	-	-	-	-	-	-	150,822	1,760,093
	9/3/2019	-	262,182	-	2.38	9/3/2029	-	-	-	-
	9/3/2019	-	-	-	-	-	-	-	231,092	2,698,844
	9/3/2019	-	-	-	-	-	115,546	1,348,422	-	-
	12/19/2019	-	-	-	-	-	103,000	1,202,010	-	-
Jill Barnett	7/10/2020		40,989	-	4.73	7/10/2030	-	-	-	-
	7/10/2020	-	-	-	-	-	6,105	71,245	-	-
	7/10/2020	-	-		-	-	-	-	24,418	284,958
	6/30/2020	-	-	-	-	-	-	-	67,367	786,173
	4/22/2020	-	-	-	-	-	60,000	700,200	-	-
	5/24/2017	9,380	-	-	9.50	5/24/2027	-	-	-	-
	5/24/2017	18,830	-	-	9.50	5/24/2027	-	-	-	-
	5/24/2016	22,165	-	-	3.27	5/24/2026	-	-	-	-
	5/12/2015	5,398	-	-	10.08	5/12/2025	-	-	-	-
	8/12/2014	5,000	-	-	13.86	8/12/2024	-	-	104,329	259,779
Michael Buick	7/10/2020	-	58,996	-	4.73	7/10/2030	-	-	-	-
	7/10/2020	-	-	-	-	-	-	-	24,292	283,487
	6/30/2020	-	-	-	-	-	-	-	76,782	896,046
	3/18/2020	-	-	-	-	-	70,000	816,900	-	-
	5/24/2017	10,526	-	-	9.50	5/24/2027	-	-	-	-
	5/24/2017	17,368	-	-	9.50	5/24/2027	-	-	-	-

Chris Whitehair	7/10/2020	-	50,639	-	4.73	7/10/2030
	7/10/2020	-	-	-	-	-			20,851	243,331
	6/30/2020	-	-	-	-	-	-	-	70,383	821,370
	5/24/2017	10,526	-	-	9.50	5/24/2027	-	-	-	-
	5/24/2017	29,999	-	-	9.50	5/24/2027	-	-	-	-

(1) Stock options granted to Mr. Ennen and Mr. Huckins vest 100% after three years. Stock options granted in 2020 to Ms. Barnett, Mr. Buick, and Mr. Whitehair are part of the 2020 LTIP and vest one-third per year over three years.

(2) Represents grants of RSU awards. RSUs vest one-third per year over three years.  The market value of the RSUs is based on the $11.67 closing market price of the Common Shares on the last trading day of 2020.

(3) Awards made in 2020 represent grants of PSUs for 2020 STIP and 2020 LTIP.  For 2020 LTIP PSUs, the number of PSUs that may vest is based on the Company's performance relative to predetermined Adjusted EBITDA performance measures at the end of a three-year performance period ending on December 31, 2022. Upon achievement of each of the Adjusted EBITDA hurdles, one-third of the 2020 LTIP PSUs will vest. If the performance measure is not met, then the 2020 LTIP PSUs subject to that hurdle will not vest.  The number of shares shown in the above table related to these PSUs is based on the number of Common Shares that would be issued at the end of the performance period at the target level of performance, subject to the NEO's continued employment. The 2020 STIP PSUs were granted to all NEOs on June 30, 2020. PSUs granted in 2019 to Mr. Huckins and Mr. Ennen are part of their inducement grants. Two-sixths of the CEO and CFO Special PSUs have vested due to the respective stock price performance hurdles ($5.00 and $9.00) having been achieved. The market value of the PSUs is based on the $11.67 closing market price of the Common Shares on the last trading day of 2020.

Option Exercises and Stock Vested During Fiscal 2020

The following table details certain information concerning stock options exercised by the NEOs and stock awards that vested during the fiscal year 2020.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph Ennen	-	-	766,111	5,216,904
Scott Huckins	-	-	224,819	1,717,838
Jill Barnett	-	-	32,288	71,403
Michael Buick	-	-	44,355	93,875
Chris Whitehair	-	-	57,592	122,618

(1) Value realized is based on the market value of the underlying Common Shares on the vesting date.

Potential Payments on Termination or Change of Control

The Company's Amended 2013 Stock Incentive Plan (the "Plan") provides that, in the event of a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding shares are converted into cash or other stock, securities or property, or a sale, lease or exchange or other transfer of all or substantially all of the assets of the Company, the Company's Board of Directors may, in its sole discretion, provide that outstanding awards under the plan shall be treated in accordance with any of the following alternatives: (i) the outstanding award may be converted into a similar award based on the stock of the surviving or acquiring company, taking into account the relative values of the companies involved in the transaction; (ii) the outstanding award may be cancelled by the Company and the holder would receive cash in an amount equal to the value of the award, as determined by the Company's Board of Directors; or (iii) the outstanding award may become fully exercisable and the Company's Board of Directors would provide an arrangement pursuant to which the holder would have a reasonable opportunity to exercise any award or otherwise realize the value of the award.

We have entered into employment or other agreements with our current NEOs and we have a SunOpta Foods, Inc. Severance Pay Plan (effective October 1, 2016 and amended January 1, 2020), which provide for certain benefits upon a change of control of the Company or upon a termination of employment by the Company without cause or by the NEO with good reason, all as provided in the applicable agreement.  Employment agreements entered into with NEOs and other executive officers of the Company generally provide for accelerated vesting of awards only if the executive's employment is terminated under specified circumstances within a specified period before or following a change of control (so-called "double-trigger" provisions).  The definition of "change of control" varies among the agreements and generally includes (i) the acquisition of stock representing a majority of the voting power of the Company's stock; (ii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; (iii) any consolidation, merger or plan of exchange involving the Company as a result of which the holders of outstanding stock of the Company immediately prior to the transaction do not continue to hold at least 50% of the combined voting power of the outstanding voting securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the transaction; and (iv) the sale of all or substantially all of the assets of the Company.  The definition of "cause" varies among the agreements.

The benefits to be received by the NEOs under the terms of their applicable employment or other agreements in connection with a change of control or upon termination of employment under certain circumstances are summarized as follows:

Joseph Ennen

Termination without cause or by executive for good reason:  In the event Mr. Ennen's employment is terminated by the Company without cause or by Mr. Ennen for good reason he will be entitled to receive (i) any accrued but unpaid base salary and unpaid annual bonuses from prior years; (ii) a lump sum payment of up to two times his then-current base salary, plus, his target bonus for the current year; and (iii) the immediate vesting of any unvested CEO Special RSUs and CEO Matching RSUs and, only if Mr. Ennen terminated his employment for good reason, all of the CEO Special Stock Options.

Termination of employment following a Change of Control: In the event Mr. Ennen's employment is terminated by the Company without cause or by Mr. Ennen for good reason within 12 months following a change of control of the Company or, under certain circumstances, within a two month period prior to such transaction, Mr. Ennen shall be entitled to the same benefits as in the event of termination without cause or by executive for good reason plus the immediate vesting of all unvested CEO Special Stock Options. In the event of a change of control (as defined in the Employment Agreement), unvested PSUs as of the date of the change of control will be interpolated as described in the Employment Agreement.  If any of the payments or benefits received by Mr. Ennen in connection with a change of control result in a 280G excise tax, within the meaning of Section 280G of the Internal Revenue Code, then the Company's payments to Mr. Ennen will potentially be reduced if such reduction will result in a greater net benefit to Mr. Ennen.

Termination of employment in the event of death or disability: Upon a termination of Mr. Ennen's employment due to death or disability, the Company would provide the following compensation: (i) immediate vesting on all of Mr. Ennen's unvested CEO Special RSUs, CEO Matching RSUs and CEO Special Stock Options.

Scott Huckins

Termination without cause:  In the event Mr. Huckins' employment is terminated by the Company without cause he will be entitled to receive (i) any accrued but unpaid base salary and unpaid annual bonuses from prior years; (ii) a lump sum payment of up to one times his then-current base salary, plus, his target bonus for the current year; and (iii) the immediate vesting of any granted and unvested CFO Special RSUs, CFO Matching RSUs and CFO 2021 RSUs.

Termination of employment following a Change of Control: In the event Mr. Huckins' employment is terminated by the Company without cause within 12 months following a change of control of the Company or, under certain circumstances, within a two month period prior to such transaction, Mr. Huckins shall be entitled to the same benefits as in the event of termination without cause plus the immediate vesting of all unvested CFO Special Stock Options. In the event of a change of control (as defined in the Employment Agreement), unvested PSUs as of the date of the change of control will be interpolated as described in the Employment Agreement.  If any of the payments or benefits received by Mr. Huckins in connection with a change of control result in a 280G excise tax, within the meaning of Section 280G of the Internal Revenue Code, then the Company's payments to Mr. Huckins will potentially be reduced if such reduction will result in a greater net benefit to Mr. Huckins.

Termination of employment in the event of death or disability: Upon a termination of Mr. Huckins' employment due to death or disability, the Company would provide the following compensation: (i) immediate vesting on all of Mr. Huckins' unvested CFO Special RSUs, CFO Matching RSUs and CFO 2021 RSUs.

Other NEOs

Change of Control and Termination Following a Change of Control:  Upon a change of control, all of the NEO's unvested options and RSUs shall immediately vest if a Change in Control (as defined in the Plan) occurs and at any time within 12 months after the Change in Control, (a) his or her employment is terminated by the Company (or its successor) without Cause (as defined in the Plan), or (b) his or her employment is terminated by her for Good Reason (as defined in the Plan), provided that he or she executes and delivers a release of claims. In addition, upon a termination of the NEO's employment within 12 months following a change of control without cause or for good reason, the NEO will receive severance as described under Termination by the Company without Cause below.

Termination by the Company without Cause: Upon a termination of the NEO's employment without cause, the NEO is entitled to benefits under the SunOpta Foods, Inc. Severance Pay Plan and will receive a severance payment equal to a multiple of the NEO's weekly base pay, where such multiple is determined as two weeks per year with a minimum and maximum of 39 and 52 weeks, respectively. In addition, the Company will pay, for a period of up to 12 months, the cost of medical insurance coverage for the NEO and his or her dependents.

Estimated Potential Payments upon Termination of Employment

Based on the applicable agreements with the NEOs described above, the following table sets forth the estimated benefits that would have been payable to the NEOs if a change of control had occurred and each NEO's employment was terminated on the last day of the Company's 2020 fiscal year under circumstances specified in the applicable agreements:

Potential Payments Upon Termination - Change of Control
Name	Lump Sum Severance Payment ($)	Continuation of Benefits ($)	Accelerated Vesting of RSUs ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of PSUs ($)(3)	Total ($)
Joseph Ennen	$3,244,500	17,731	$3,988,176	$7,978,107	$7,206,750	$22,435,264
Scott Huckins	$962,500	17,731	$2,550,432	$2,435,671	$2,434,304	$8,400,638
Jill Barnett	$387,000	17,731	$771,445	$284,464	$786,173	$2,246,813
Chris Whitehair	$396,550	12,339	$0	$351,435	$821,370	$1,581,694
Michael Buick	$385,000	17,731	$816,900	$409,432	$896,046	$2,525,109

(1) These amounts represent the value of unvested RSUs that would vest in the event of a termination of employment following a change of control, assuming a stock price of $11.67 per share, which was the closing price on December 31, 2020, the last trading day of the year.

(2) These amounts represent the value of for unvested stock options that would vest in the event of a termination of employment following a change of control. The closing stock price on December 31, 2020 was $11.67. Value is calculated by taking the difference between the share price at the end of the year, less the exercise price, multiplied by the number of shares being exercised.

(3) These amounts represent the value of unvested PSUs that would vest in the event of a termination of employment following a change of control, due to the applicable performance hurdle having been satisfied as of the date of the change of control, assuming a stock price of $11.67 per share, which was the closing price on the last trading day of the year. This value includes the $80 million Adjusted EBITDA hurdle achievement for the inducement grants for Mr. Ennen and Mr. Huckins and 100% vesting of the 2020 STIP PSUs for all NEOs due to the 2020 fiscal year performance results.

Based on the applicable agreements with the NEOs described above, the following table sets forth the estimated benefits that would have been payable to the NEOs if each officer's employment was terminated by the Company without cause in the absence of a change of control on the last day of the Company's 2020 fiscal year:

Potential Payments Upon Termination - Involuntary Termination Without Cause
Name	Lump Sum Severance Payment ($)	Continuation of Benefits ($)	Accelerated Vesting of RSUs ($)(2)	Accelerated Vesting of Stock Options ($)(3)	Accelerated Vesting of PSUs ($)(4)	Total ($)
Joseph Ennen (1)	$3,244,500	17,731	$3,988,176	$7,978,107	$7,206,750	$22,435,264
Scott Huckins	$962,500	17,731	$2,550,432	$0	$2,434,304	$5,964,967
Jill Barnett	$387,000	17,731	$0	$0	$786,173	$1,190,904
Chris Whitehair	$396,550	12,339	$0	$0	$821,370	$1,230,259
Michael Buick	$385,000	17,731	$0	$0	$896,046	$1,298,777

(1) These potential payments to Mr. Ennen are also applicable in the event of a termination initiated by him for good reason, as defined in his employment agreement. Also, the potential payments to Mr. Ennen in connection with the vesting of CEO Special RSUs, CEO Matching RSUs, and CEO Special Stock Options are also applicable in the event of a termination as a result of death or disability.

(2) This amount represents the value of Mr. Ennen's and Mr. Huckins' unvested CEO and CFO Special RSUs, CEO and CFO Matching RSUs, and for Mr. Huckins his CFO 2021 RSUs, that would vest in the event of a termination of employment, assuming a stock price of $11.67 per share, which was the closing price on the last trading day of 2020. Also, the CFO Specials RSUs, CFO Matching RSUs and CFO 2021 RSUs will vest for Mr. Huckins in the event of termination as a result of death or disability.

(3) This amount represents the value of Mr. Ennen's unvested CEO Special Stock Options that would vest in the event of a termination of employment by him for good reason. The closing stock price on December 31, 2020 was $11.67. Value is calculated by taking the difference between the share price at the end of the year, less the exercise price, times the number of shares being exercised.

(4) This amount represents the value of unvested PSUs that would vest in the event of a termination of employment. This includes 2020 STIP PSUs for all NEOs and the achievement of the $80 million Adjusted EBITDA hurdle under the CEO and CFO Special PSUs for Mr. Ennen and Mr. Huckins.

CEO Pay Ratio

Set below is information about the relationship of the annual total compensation of Joseph Ennen, our CEO, and the annual total compensation of the median of our employees other than Mr. Ennen.

For 2020:

  The annual total compensation of Mr. Ennen, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $2,679,691.  Mr. Ennen's compensation includes annualized base salary, 2020 Short-Term Incentive Grant and other ancillary benefits.
  The annual total compensation of our median employee (other than Mr. Ennen) was $41,000. Due to no significant changes in the size of the employee base as of December 28, 2020, or compensation of the employee base, this calculation is based on 2018 employee data.
  The ratio of the annual total compensation of Mr. Ennen to the annual total compensation of our median employee was 65 to 1.

In estimating the ratio set forth above, we used the following methodology:

  As of December 29, 2018, we had 2,351 full-time, part-time and seasonal employees globally, consisting of 1,379 employees in the U.S. and 972 employees in non-U.S. jurisdictions. In determining the identity of our median employee, we excluded 112 employees employed in the following non-U.S. jurisdictions: 104 employees in Ethiopia, five employees in Germany, and three employees in France, representing approximately 4.7% of our total employees. After excluding the countries and employees described above, we determined the identity of our median employee from a population of 2,239 employees, consisting of 1,379 employees in the U.S. and 860 employees in non-U.S. jurisdictions.

To identify the median employee from this employee population, we first calculated each employee's annual base compensation rate, we then used statistical sampling to identify employees who were paid within a 2.5% range of the median and we then selected an employee from that group who was reasonably representative of our workforce.

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AMENDED 2013 STOCK INCENTIVE PLAN

The Amended 2013 Stock Plan (the "Amended 2013 Plan") is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may promulgate rules and regulations for the operation of the Amended 2013 Plan and related agreements and generally supervises the administration of the Amended 2013 Plan.

Overview

The Company's 2013 Stock Incentive Plan was originally approved by shareholders in May 2013.  An amended plan increasing the number of Common Shares reserved for issuance pursuant to the plan from 1,750,000 to 3,000,000 was approved by shareholders in May 2016 and in May 2017 the shareholders approved an amended plan increasing the number of Common Share reserved for issuance pursuant to the plan from 3,000,000 to 6,800,000. Additionally, the shareholders approved further amendments to the plan in May 2019 in order to modify certain terms of the plan and increase the Common Shares reserved for issuance pursuant to the plan from 6,800,000 to 7,800,000 (the 2013 Stock Incentive Plan as amended through May 2017, the "Existing 2013 Plan"). In June 2020, shareholders approved the Amended 2013 Stock Incentive Plan (the "Amended 2013 Plan"), which increased the maximum number of Common Shares that can be issued by 3,500,000 Common Shares so that the total number of Common Shares reserved for issuance under the Amended 2013 Plan is 11,300,000.

Description of the Amended 2013 Plan

Eligibility. All natural persons who are employees, officers, directors, or consultants of the Company and its subsidiaries are eligible for selection for participation in the Amended 2013 Plan.

Administration. The Amended 2013 Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee may promulgate rules and regulations for the operation of the Amended 2013 Plan and related agreements and generally supervises the administration of the Amended 2013 Plan. The Committee determines the individuals to whom awards are made under the Amended 2013 Plan, the type of awards, the amount of the awards and the other terms and conditions of the awards. The Committee may also accelerate any exercise date, waive or modify any restriction with respect to an award or extend any exercise period, subject to the terms of the Amended 2013 Plan.

Types of Awards. The Amended 2013 Plan permits the Committee to grant a variety of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based awards.

Shares Reserved for the Amended 2013 Plan. A total of 11,300,000 Common Shares, plus any Common Shares available for grant under the Prior Plan and any additional Common Shares that become available for re-grant under the Prior Plan due to the cancelation or expiration of stock options, are reserved for issuance under the Amended 2013 Plan. Only 9,050,000 Common Shares may be awarded as Full Value Awards. "Full Value Awards" are stock awards for which the recipient pays no cash consideration or cash consideration of less than the fair market value of the underlying shares as of the grant date (as determined in accordance with the Amended 2013 Plan), except that shares issued in lieu of cash compensation otherwise payable to a participant are not Full Value Awards.

Duration of the Amended 2013 Plan; Amendments. The Amended 2013 Plan will continue until all Common Shares available for issuance under the Amended 2013 Plan have been issued and all restrictions on such shares have lapsed. The Board has the power to suspend, terminate, modify or amend the Amended 2013 Plan at any time, except that shareholder approval is required to add additional shares to the Amended 2013 Plan, increase the number of shares that can be issued as Full Value Awards or amend the provision prohibiting option re-pricing. Except in connection with a change in capital structure or certain transactions, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

No Dividends on Unvested Awards.  No award granted under the Amended 2013 Plan shall provide for the payment of dividends on shares subject to the award before the shares have Vested.  However, dividends accumulated between the grant date of an award and the Vesting date on shares that become Vested under the award may be paid to the recipient at or after the time the shares become Vested.  "Vested" means that shares have been delivered to the recipient and are no longer subject to a substantial risk of forfeiture (as defined in regulations under Section 83 of the U.S. Internal Revenue Code of 1986, as amended (the "U.S. Code")).

Minimum Service Period.  No award granted under the Amended 2013 Plan after March 1, 2017 shall become Vested if the recipient does not remain in the service of the Company until the first anniversary of the date of grant, unless the recipient's service is terminated as a result of the recipient's death or physical disability (as defined in the applicable award agreement), or such earlier Vesting occurs in connection with a Change in Control of the Company, as defined in and  to the extent permitted by the Amended 2013 Plan.  However, the foregoing prohibition shall not apply to (i) 5% of the sum of the number of Common Shares available for awards under the Amended 2013 Plan immediately following the 2017 annual meeting of shareholders plus the number of additional shares that thereafter become available, (ii) up to 600,000 Common Shares at target performance pursuant to awards under the Company's 2019 short term incentive plan granted after March 1, 2019, and (iii) up to 900,000 Common Shares at target performance pursuant to awards under the Company's 2020 short term incentive plan granted after May 1, 2020.

Restrictions on Change in Control Vesting.  No award granted under the Amended 2013 Plan after March 1, 2017 shall provide for any excuse from satisfaction of the continued service conditions of the award as a result of a Change in Control of the Company, except that an award agreement may excuse the recipient from the continued service obligation if:

i. the recipient's employment or service relationship is terminated by the employer or the Company without cause or by the recipient for good reason in connection with the Change in Control under terms specified in the award agreement; or

ii. the award is not converted into an award for stock of the surviving or acquiring corporation in the Change in Control transaction under terms specified in the award agreement or pursuant to the Amended 2013 Plan; provided that any performance-based awards and other awards with performance-based vesting provisions that are settled or for which vesting is accelerated in connection with a Change in Control are settled or accelerated either on a pro-rata basis based on time elapsed during the performance period from the grant date or with performance measured for a performance period ending prior to the Change in Control under terms specified in the award agreement.

A Change in Control is generally defined in the Amended  2013 Plan to include (i) any merger in which the holders of Common Shares immediately prior to the merger do not continue to hold at least 50% of the voting power of outstanding securities of the surviving corporation or its parent corporation immediately after the merger, (ii) any sale of all or substantially all of the assets of the Company, (iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors")  cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or (iv) any person (other than the Company or any employee benefit plan sponsored by the Company), as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, has become the beneficial owner of 50% or more of the outstanding  Common Shares.

Stock Options. The Committee may grant stock options to eligible individuals under the Amended 2013 Plan. No employee or consultant may be granted options or stock appreciation rights for more than an aggregate of 1,500,000 Common Shares in any fiscal year. The Committee determines the individuals to whom options are granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an Incentive Stock Option (intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the U.S. Code) or a non-statutory stock option. The exercise price of each option may not be less than 100% of the fair market value of the underlying shares on the date of grant, except that if a grantee of an Incentive Stock Option at the time of grant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. For purposes of determining the exercise price of options granted under the Amended 2013 Plan, the fair market value of the Common Shares will be deemed to be the closing price of the Common Shares as reported by NASDAQ, or such other reported value of the Common Shares as shall be specified by the Committee, on the date of grant. No monetary consideration will be paid to the Company upon the granting of options.

Options may be granted for varying periods established at the time of grant. Incentive Stock Options are non-transferable except in the event of the death of the holder. The Committee has discretion to allow non-statutory stock options to be transferred to immediate family members of the optionee, subject to certain limitations. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment with the Company, the Amended 2013 Plan provides that, unless otherwise determined by the Committee, the optionee's options may be exercised for specified periods thereafter (12 months in the case of termination by reason of death or disability and 30 days in the case of termination for any other reason). The Amended 2013 Plan also provides that upon any termination of employment, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

The purchase price for shares purchased pursuant to the exercise of options must be paid in cash or, with the consent of the Committee, in whole or in part in Common Shares. With the consent of the Committee, an optionee may request the Company to withhold shares from the exercise to cover required tax withholding or to satisfy the exercise price. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Amended 2013 Plan will be reduced by the number of shares issued upon exercise of the option plus the number of shares, if any, withheld upon exercise to satisfy the exercise price or required tax withholding. Option shares that are not purchased prior to the expiration, termination or cancellation of the related option will become available for future awards under the Amended 2013 Plan.

Re-pricing Prohibition. The Amended 2013 Plan provides that, unless shareholder approval is obtained, no stock option may be (i) amended to reduce the exercise price, or (ii) canceled in exchange for cash, another award or any other consideration at a time when the exercise price of the option exceeds the fair market value of the Common Shares.

Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") to eligible individuals under the Amended 2013 Plan. SARs may, but need not, be granted in connection with an option. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one common share over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. The fair market value of the Common Shares on the date of exercise will be deemed to be the closing price of the Common Shares as reported by NASDAQ, or such other reported value of the Common Shares as shall be specified by the Committee, on the date of exercise, or if such date is not a trading day, then on the immediately preceding trading day. A SAR holder will not pay the Company any cash consideration upon either the grant or exercise of a SAR, except for tax withholding amounts upon exercise.

A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Shares valued at fair market value, or in cash, or partly in stock and partly in cash, as determined by the Committee. If a SAR is not exercised prior to the expiration, termination or cancellation of the SAR, the unissued shares subject to the SAR will become available for future awards under the Amended 2013 Plan. Upon the exercise of a SAR for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares covered by the SAR. Cash payments for SARs will not reduce the number of shares available for awards under the Amended 2013 Plan.

Stock Awards, including Restricted Stock and Restricted Stock Units. The Committee may grant Common Shares to eligible individuals as stock awards (including restricted stock and restricted stock units) under the Amended 2013 Plan. The Committee will determine the individuals to receive stock awards, the number of shares to be awarded, the time of the award and any consideration to be paid by the participant. Generally, no cash consideration (other than required tax withholding) will be paid by award recipients to the Company in connection with stock awards. Stock awards shall be subject to the terms, conditions and restrictions determined by the Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. Upon the issuance of shares under a stock award after March 1, 2017, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued plus any shares withheld to satisfy tax withholding obligations.

Performance-Based Awards. The Committee may grant performance-based awards, payable in stock or cash as determined by the Committee. All or part of the Common Shares subject to the awards will be earned (or cash will be paid) if performance targets established by the Committee for the period covered by the award are met and the recipient satisfies any other requirements established by the Committee. The performance targets may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges. Performance-based awards may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied, awards under which shares are not issued until the performance conditions are satisfied or as cash-based awards. No recipient may be granted in any fiscal year performance-based awards under which the maximum number of shares that may be issued exceeds 500,000 shares or the maximum dollar amount that may be paid exceeds $5,000,000. The payment of a performance-based award in cash shall not reduce the number of Common Shares reserved for issuance under the Amended 2013 Plan. Upon the issuance of shares under a performance-based award after March 1, 2017, the number of Common Shares reserved for issuance under the Amended 2013 Plan will be reduced by the number of shares issued plus any shares withheld to satisfy tax withholding obligations. The number of shares issued pursuant to stock awards and performance-based awards that are forfeited to the Company will become available for future grants under the Amended 2013 Plan.

Corporate Mergers. The Committee may make awards under the Amended 2013 Plan that have terms and conditions that vary from those specified in the Amended 2013 Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

Changes in Capital Structure. The Amended 2013 Plan provides that if the outstanding Common Shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split or certain other events, appropriate adjustment will be made by the Board in the number and kind of shares available for grants under the Amended 2013 Plan and in all other share amounts set forth in the Amended 2013 Plan and in Stock Awards. In the event of a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding shares are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, the Board, may, in its sole discretion, provide that outstanding awards under the Plan shall be treated in accordance with any of the alternatives set forth in the Amended 2013 Plan.

Limits on Non-Employee Director Compensation.  The total compensation paid or granted by the Company in any form (including cash and awards under the Amended 2013 Plan) to any non-employee director for service as a director for any fiscal year shall not exceed $500,000.  For this purpose, awards under the Plan shall be valued at the time of grant based on the grant date fair value as determined by the Company for financial accounting purposes.

U.S. Tax Consequences

Certain options authorized to be granted under the Amended 2013 Plan are intended to qualify as "Incentive Stock Options" for U.S. federal income tax purposes. Under U.S. federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no regular income upon grant or exercise of an Incentive Stock Option. The amount by which the market value of shares issued upon exercise of an Incentive Stock Option exceeds the exercise price, however, is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an Incentive Stock Option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Certain options authorized to be granted under the Amended 2013 Plan will be treated as non-statutory stock options for U.S. federal income tax purposes. Under U.S. federal income tax law in effect as of the date of this Proxy Statement, no income is generally realized by the grantee of a non-statutory stock option until the option is exercised. At the time of exercise of a non-statutory stock option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of a non-statutory stock option and held for the applicable capital gains holding period, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives stock under the Amended 2013 Plan will generally realize ordinary income under U.S. federal tax law at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the U.S. Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

With respect to tax years beginning before December 31, 2017, Section 162(m) of the Internal Revenue Code generally limited the deductibility of executive compensation paid to our CEO and the other NEOs to $1,000,000 per year but contained an exception for certain performance-based compensation, including stock options and stock appreciation rights. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our CEO and the other NEOs, including pursuant to stock options and stock appreciation rights, in excess of $1,000,000 will no longer be deductible unless it qualifies for transition relief.  Transition relief generally applies to stock options and stock appreciation rights outstanding as of November 2, 2017.  That relief will not apply, however, to any stock option or stock appreciation right are materially modified after November 2, 2017, and no assurance can be given that compensation intended to satisfy the requirements for exemption from the deduction limit of Section 162(m) in fact will be eligible for transition relief.

EMPLOYEE STOCK PURCHASE PLAN

Pursuant to the Company's employee stock purchase plan (the "ESPP"), a total of 3,000,000 Common Shares have been reserved for the grant of options under the ESPP, subject to adjustment upon changes in capitalization of the Company.  The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Shares. It is the intention of the Company to have the ESPP qualify as an "Employee Stock Purchase Plan" under Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Code").  The ESPP will continue in effect until June 30, 2025 unless sooner terminated by the Board.

Any person who has been continuously employed as an employee for 30 days and works at least 20 hours per week (each an "Employee") is eligible to participate, subject to the requirements and limitations of the ESPP. No Employee may be granted an option under the ESPP (i) if, immediately after the grant, such Employee (or any other person whose Common Shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own Common Shares and/or hold outstanding options to purchase Common Shares possessing five percent or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its subsidiaries to accrue at a rate which exceeds USD $25,000 or the Canadian equivalent based on the exchange rate on the previous December 31 (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

The ESPP is implemented by a series of "Offering Periods", namely the period of either 12 or 14 weeks commencing on March 1st, June 1st, September 1st and December 1st of each year (or at such other time or times as may be determined by the Board).  Each participant may elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than 1% and not more than 10% of such participant's compensation on each such payroll. On the last business day of each Offering Period (the "Exercise Date"), each eligible Employee participating in such Offering Period is granted the option to purchase a number of shares of the Common Stock determined by dividing such Employee's contributions accumulated prior to the Exercise Date by the applicable Exercise Price.  "Exercise Price" means, with respect to an Offering Period, an amount equal to the average of the closing price of the Common Shares for the period of five consecutive trading days ending on the last trading day of such Offering Period multiplied by 100%, minus 15%. Unless a participant withdraws from the ESPP, his or her option for the purchase of Common Shares will be exercised automatically on the last business day of the Offering Period, and the maximum number of full Common Shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated contributions in his or her account.

During a participant's lifetime, a participant's option to purchase Common Shares is exercisable only by him or her.  Neither contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Common Shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as a designated beneficiary provided herein) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be ineffective, except that the Company may treat such act as an election to withdraw funds from the ESPP.  Upon termination of the participant's employment for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto and his or her option will be automatically terminated.

The Board may at any time terminate or amend the ESPP.  No such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board's setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the ESPP.

In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company will obtain stockholder approval in such a manner and to such a degree as so required.  Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board is entitled to change the Offering Periods, change the discount factor between 0% and 15%, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than Canadian or United States dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the ESPP.

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Annual Burn Rate

In accordance with the policies of the TSX, the following table sets out the burn rate of the awards granted under the Company's security-based compensation arrangements, namely the Stock Incentive Plans and Employee Stock Purchase Plan, as of the end of the fiscal year ended January 2, 2021 and for the two preceding fiscal years. The burn rate is calculated by dividing the number of securities granted under each security-based compensation agreement during the relevant fiscal year by the weighted-average number of Common Shares outstanding for the applicable fiscal year.

Compensation Plan	Fiscal 2020	Fiscal 2019	Fiscal 2018
Stock Incentive Plans	4.80%	8.35%	*
Employee Stock Purchase Plan	*	*	*

*indicates less than 1% of the weighted-average number of Common Shares outstanding

Equity Compensation Plan Information

The following table provides information as at January 2, 2021, with respect to our Common Shares that may be issued under the Company's stock incentive and employee share purchase plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by
securities holders:
2013 Stock Incentive Plan	5,822,754(1)	$6.95 (3)	4,987,863
Employee Stock Purchase Plan	-	-	700,916
Equity compensation plans not approved
by securities holders:
CEO and CFO Plan	3,204,103(2)	$3.15 (3)	-
Total	9,026,857	$5.58 (3)	5,688,779

(1) Represents common shares of the Company issuable in respect of 2,170,780 stock options, 647,299 restricted stock units ("RSUs") and 3,004,675 performance share units ("PSUs") granted to selected employees and directors of the Company.

(2) Represents common shares of the Company issuable in respect of 1,222,243 stock options, 560,292 RSUs and 1,421,568 PSUs granted to the Chief Executive Officer and Chief Financial Officer of the Company.

(3) Vested RSUs and PSUs entitle the holder to receive one common share per unit without payment of additional consideration.  Accordingly, these units are disregarded for purposes of computing the weighted-average exercise price.

As at March 26, 2021: (i) options to purchase an aggregate of 2,780,960 Common Shares are outstanding, representing approximately 2.7% of the issued and outstanding Common Shares; (ii) RSUs to acquire an aggregate of 1,103,191 Common Shares are outstanding, representing approximately 1.1% of the issued and outstanding Common Shares; and (ii) PSUs to acquire an aggregate of 3,647,921 Common Shares are outstanding, representing approximately 3.5% of the issued and outstanding Common Shares.  As at March 26, 2021, a total of 5,340,899 Common Shares, representing approximately 5.2% of the issued and outstanding Common Shares, are available for grant under the Company's Amended 2013 Plan.

During the financial year ended January 2, 2021: (i) an aggregate of 214,854 options were exercised resulting in the issuance of an equal number of Common Shares; (ii) an aggregate of 641,725 RSUs vested resulting in the issuance of 462,540 Common Shares, net of Common Shares withheld for withholding taxes; (iii) an aggregate of 1,853,597 PSUs vested resulting in the issuance of 1,168,147 Common Shares, net of Common Shares withheld for withholding taxes; and (iv) an aggregate of 113,581 Common Shares were issued under the Employee Stock Purchase Plan.

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CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH INSIDERS AND RELATED PERSONS

The Audit Committee reviews any material transactions in which we are or will be a participant and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that the Audit Committee determines are in, or are not inconsistent with, our best interests and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction.

Except as described below, no informed person (as such term is defined in National Instrument 51-102 of the CSA), any proposed director of the Company or any associate or affiliate of the foregoing or any related person (as such term is defined in Item 404(a) of Regulation S-K) has or will have any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed fiscal year or in any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 or which otherwise has materially affected or would materially affect the Company or any of its subsidiaries.

Securities Subscription Agreement

On April 15, 2020, the Company and the Company's subsidiary, SunOpta Foods, Inc. (the "Subsidiary"), entered into a financing agreement with funds managed by Oaktree Capital Management, L.P. ("Oaktree") and Engaged Capital, LLC ("Engaged"). This transaction is considered a transaction with a related person, because, as of the Closing Date (as defined below), Oaktree beneficially owned or controlled more than 5% of the Company's outstanding capital stock.

As previously reported in the Company's Current Report on Form 8-K filed on April 20, 2020 and April 23, 2020, on April 15, 2020 (the "Subscription Date"), the Company, and the Subsidiary entered into a subscription agreement (the "Subscription Agreement") with Oaktree and Engaged  The Subscription Agreement contemplates the issuance by the Subsidiary of shares of exchangeable, voting Series B-1 Preferred Stock (the "Series B-1 Preferred Stock") and exchangeable, voting Series B-2 Preferred Stock (the "Series B-2 Preferred Stock" and, together with the Series B-1 Preferred Stock, the "Series B Preferred Stock").

Pursuant to the Subscription Agreement, the Subsidiary issued 15,000 shares of Series B-1 Preferred Stock to Oaktree and Engaged for aggregate consideration of $30.0 million and 30,000 shares total.  In connection with the Subscription Agreement, on April 24, 2020 (the "Closing Date"), the Company and the Subsidiary, as applicable, entered into the Exchange and Support Agreement, the Oaktree Voting Trust Agreement, the Engaged Voting Trust Agreement, the Oaktree Investor Rights Agreement, the Engaged Investor Rights Agreement, the Observer Agreement, the Oaktree Confidentiality Agreement and the Engaged Confidentiality Agreement (each described in more detail in the Company's Current Report on Form 8-K filed on April 20, 2020 and April 23, 2020).

Series B-1 Preferred Stock

In connection with the Closing of the Subscription Agreement, the Subsidiary executed and filed with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation to, among other things, authorize and establish the rights and preferences of the Series B-1 Preferred Stock. The Series B-1 Preferred Stock ranks senior to the common stock and any other shares of stock junior to the Series B-1 Preferred Stock in the capital of the Subsidiary with respect to distribution rights and rights upon liquidation.

The holders of Series B-1 Preferred Stock are entitled to receive quarterly distributions ("Dividends") on each share of Series B-1 Preferred Stock. The annualized rate of the Dividends is 8.0% prior to the date that is the first day following the end of the Company's third fiscal quarter in 2029 (the "Dividend Change Date"), and 10% thereafter, in each case of US$1,000 per share (the "Liquidation Preference"), subject to certain adjustments. With respect to any Dividends declared in respect of any fiscal quarter ending prior to the Dividend Change Date, the Subsidiary may pay Dividends in cash or elect, in lieu of paying cash, to add the amount that would have been paid to the Liquidation Preference. On the occurrence of certain events of noncompliance (an "Event of Noncompliance"), following a 30-day cure period, the rate of Dividends payable will increase by 1.0% quarterly, subject to a maximum increase of 5.0%. The failure to pay Dividends in cash for any quarter ending after the Dividend Change Date will be an Event of Noncompliance.

At any time, a holder of Series B-1 Preferred Stock may exchange its shares of Series B-1 Preferred Stock, in whole or in part, for a number of the Company's common shares equal to, per share of Series B-1 Preferred Stock, the quotient of the Liquidation Preference divided by US$2.50 (such price, the "Series B-1 Exchange Price" and such quotient, the "Series B-1 Exchange Rate"). The Series B-1 Exchange Price is subject to customary anti-dilution adjustments, including weighted-average adjustment for issuances of common shares below the Series B-1 Exchange Price, provided that the Series B-1 Exchange Price may not be lower than US$2.00 (subject to adjustment in certain circumstances).

The Subsidiary may cause the holders of the Series B-1 Preferred Stock to exchange all of their shares of Series B-1 Preferred Stock into a number of the Company's common shares equal to the number of shares of Series B-1 Preferred Stock outstanding multiplied by the Series B-1 Exchange Rate if (i) fewer than 10% of the shares of Series B-1 Preferred Stock issued on the Initial Closing Date remain outstanding, or (ii) on or after the third anniversary of the Closing Date, the volume-weighted average price of the Company's common shares during the then-preceding 20 consecutive trading day period is greater than 200% of the Series B-1 Exchange Price then in effect. Common shares delivered on an exchange caused by the Subsidiary must be freely tradable by the holders of Series B-1 Preferred Stock under applicable securities laws.

At any time on or after the fifth anniversary of the Closing Date, the Subsidiary may redeem all of the Series B-1 Preferred Stock for an amount per share equal to the Liquidation Preference of the Series B-1 Preferred Stock, plus accrued and unpaid Dividends.

Upon certain events involving a change of control of the Company, the Subsidiary must use reasonable efforts to provide the holders of the Series B-1 Preferred Stock with the option to exchange shares of the Series B-1 Preferred Stock for a security in the surviving or successor entity that has the same rights, preferences and privileges as the Series B-1 Preferred Stock as adjusted for the change of control. The Subsidiary will also offer to redeem the Series B-1 Preferred Stock at an amount per share equal to the greater of (i) the Liquidation Preference plus an amount equal to the value of incremental Dividends through to the fifth anniversary of the Closing Date, and (ii) the amount payable per common share in such change of control multiplied by the Series B-1 Exchange Rate. Such offer to redeem by the Subsidiary will be made at an amount per share equal to the Liquidation Preference if the aggregate number of common shares delivered in exchange for outstanding shares of Series B-1 Preferred Stock exceeds the number that is 19.99% of the outstanding common shares on the day preceding the Closing Date (such number, "Initial Closing Date Shares"). If, following an offer by the Subsidiary on a change of control, any shares of Series B-1 Preferred Stock are redeemed at a per share price above the Liquidation Preference, the number of shares of Series B-1 Preferred Stock that may thereafter be exchanged for common shares must not exceed the Initial Closing Date Shares less the number of common shares into which shares of Series B-1 Preferred Stock have previously been exchanged (the "Post CoC Exchange Cap").

So long as any shares of Series B-1 Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding Series B-1 Preferred Stock, voting together as a separate class, will be necessary for effecting or validating: (i) any issuance, authorization or creation of, or any increase in the issued or authorized amount of, stock on parity or senior to the Series B-1 Preferred Stock, including the issuance of any Series B-2 Preferred Stock other than pursuant to the terms of the Subscription Agreement, (ii) any increase in the issued or authorized amount of Series B-1 Preferred Stock, (iii) any exchange, reclassification or cancellation of the Series B-1 Preferred Stock, except as provided in the certificate of incorporation of the Subsidiary, and (iv) any amendment, modification or alteration of, or supplement to, the certificate of incorporation of the Subsidiary that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B-1 Preferred Stock or any holder.

Exchange Caps

At any time, if a holder of Series B-1 Preferred Stock elects to exchange, or the Subsidiary causes an exchange of Series B-1 Preferred Stock, the number of common shares delivered to each applicable holder may not cause such holder's beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) to exceed 19.99% of the common shares that would be outstanding immediately following such exchange (the "Beneficial Ownership Exchange Cap"). The Beneficial Ownership Exchange Cap is permanent and the Company is not required, and does not intend, to seek a waiver of the Beneficial Ownership Exchange Cap from disinterested shareholders.

In addition, the number of common shares delivered to each holder may not cause such holder's beneficial ownership (as defined in the Company's shareholder rights plan (the "Shareholder Rights Plan")) to exceed 19.99% of the common shares and other voting shares that would be outstanding immediately following such exchange by such holder (the "Rights Plan Exchange Cap"). The Company is not required, and does not intend, to seek a waiver of the Rights Plan Exchange Cap from disinterested shareholders.

Exchange and Support Agreement

On the Closing Date, the Company, the Subsidiary, Oaktree and Engaged entered into an exchange and support agreement (the "Exchange and Support Agreement"), providing for, among other things, the grant by the Company to each holder of Series B-1 Preferred Stock, from time to time, of the right to exchange Series B-1 Preferred Stock with the Company for its common shares.

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EXECUTIVE OFFICERS

Joseph Ennen (Age 54) serves as Chief Executive Officer of the Company. Prior to his appointment on April 1, 2019 as the Company's Chief Executive Officer, Mr. Ennen served as President, CEO of Columbus Manufacturing, a food processing company specializing in artisanal salami and other prepared delicatessen meats, from early 2015 until its sale to Hormel Foods in December 2017. Before joining Columbus Manufacturing, Mr. Ennen was Senior Vice President and General Manager of Own Brands at Safeway, Inc., a leading supermarket chain, from 2009-2015. Prior to Safeway, Mr. Ennen spent four years as an executive at PepsiCo/Frito Lay Division, including Group Vice President, Innovation and Vice President Marketing, Core Brands.  In the past five years, Mr. Ennen has not served on any reporting issuer's Board of Directors.

Scott Huckins (Age 54) serves as Chief Financial Officer of the Company overseeing all financial reporting, compliance and corporate treasury activities. He previously spent three years, from October 2016 through August 2019, as CFO of Claire's Stores Inc., where he led its recapitalization and change of ownership, implemented a series of large cost reduction initiatives, and actively managed the company's cash flow and working capital. Prior to Claire's, Mr. Huckins was the VP-Treasurer and President of Sears Re, a captive reinsurance company operating in Bermuda, from June 2012 until September 2016. At Sears, Mr. Huckins led a series of large financing transactions, and managed its liquidity, along with rating agency and banking relationships. In the past five years, Mr. Huckins has not served on any reporting issuer's Board of Directors.

Chris Whitehair (Age 56) serves as Senior Vice President of Supply Chain. Mr. Whitehair was previously Senior Vice President of Operations since joining the Company in April 2017.  Prior to his role at the Company, Mr. Whitehair was Senior Vice President of Operations at Treehouse Foods since 2015. Before joining Treehouse Foods, Mr. Whitehair was employed by Conagra Foods as Vice President of Operations and Supply Chain for Private Brands from 2012 to 2015 and Vice President of Operations for Snacks and International from 2005 to 2012. In the past five years, Mr. Whitehair has not served on any reporting issuer's Board of Directors.

Michael Buick (Age 46) serves as Senior Vice President and General Manager of Plant-Based Food and Beverage. Prior to joining the Company in February 2017, Mr. Buick was the General Manager of Trailmix and Bars Business Unit for Treehouse Foods from 2016 until 2017 and Marketing Director for Flagstone Foods (acquired by Treehouse Foods) from 2015 until 2016. Before working at Treehouse, Mr. Buick spent ten years working for Conagra Foods in various positions including Brand Director of Chef Boyardee from 2012 to 2015 and Brand Director of Private Label Wholesome Snacks from 2010 to 2012.  In the past five years, Mr. Buick has not served on any reporting issuer's Board of Directors.

Jill Barnett (Age 47) serves as Chief Administrative Officer, General Counsel and Corporate Secretary and is responsible for the legal affairs of the Company as well as human resources. Prior to her appointment to Chief Administrative Officer in September 2019, Ms. Barnett's position was General Counsel and Corporate Secretary since joining the Company in July 2014.  Before joining the Company, Ms. Barnett spent twelve years as in-house counsel for Best Buy Co., Inc. holding various positions and providing legal support to numerous areas of the business, including Best Buy's global sourcing and exclusive brands business.  In the past five years, Ms. Barnett has not served on any reporting issuer's Board of Directors.

Rob Duchscher (Age 60) serves as Chief Information Officer. Prior to starting with the Company in March 2017, Mr. Duchscher served as Chief Information Officer at Starkey Hearing Technologies from January 2010 through February 2017, where he led the transformation of both the information technology and software engineering departments. Mr. Duchscher initially started at Starkey Hearing Technologies in April 2002 as Vice-President of Software Engineering and R&D PMO.  In the past five years, Mr. Duchscher has not served on any reporting issuer's Board of Directors.

David Largey (Age 60) serves as the Company's Chief Quality Officer. Before joining SunOpta in May 2017, Mr. Largey worked for The Nature's Bounty Company as Vice President of Global Quality from May 2012 through April 2017. At Nature's Bounty, he was responsible for ensuring product quality and safety across its global supply chain. Prior to joining Nature's Bounty, he was Director of Quality and Food Safety Global Meal Solutions at Barilla America where he was responsible for emerging markets and North America. In the past five years, Mr. Largey has not served on any reporting issuer's Board of Directors.

Barend Reijn (Age 40) was appointed as Senior Vice President and General Manager of Fruit-Based Food and Beverage in September 2019. Previously, he served as Vice President, Sales and Procurement for Tradin Organics US between April 2014 and September 2019.  In this role, Mr. Reijn was the head of fruit sourcing and trading for Tradin US, where he oversaw the growth of the business, including the development of an expansive supplier base and over 200 external customers. In the past five years, Mr. Reijn has not served on any reporting issuer's Board of Directors.

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INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except insofar as they may be shareholders of the Company or as otherwise disclosed in this Proxy Statement, no person who has been a director or executive officer of the Company at any time since the beginning of its last completed fiscal year, any proposed nominee for election as a director of the Company or any associate or affiliate of such persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF SHAREHOLDERS; SHAREHOLDER COMMUNICATIONS

The Company's shareholders may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and Section 137 of the CBCA.  For such proposals to be included in the Company's proxy materials relating to its 2022 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 and the CBCA must be satisfied and, under the CBCA, such proposals must be received by the Company no later than January 1, 2022.  Such proposals should be delivered to SunOpta Inc., Attn: Corporate Secretary, 7301 Ohms Lane, Suite 600, Edina, MN 55439.

Shareholders may recommend a person as a nominee for director by writing to the Secretary of the Company and providing the information required pursuant to the Advance Notice By-Law. Under SEC rules, notice of a nomination for the 2021 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 and Section 137 of the CBCA must be received by the Corporate Secretary of the Company at our principal executive offices at least 30 days prior to the date fixed by the Company for its next annual meeting of shareholders as required by the Advance Notice By-Law (unless such meeting is convened on less than 50 days' notice, in which case notice of any such nomination must be provided not later than the tenth day following public notice of the meeting date).  The proxy solicited by the Board for the 2022 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal or nomination submitted by a shareholder at that meeting with respect to which the Company has received notice after such date.

Shareholders may communicate with the Board. Communications should be in writing and marked to the attention of the Board of Directors or any of its individual committees, or the Chair of the Board.  Any such communications should be delivered to the Company at its U.S. executive offices located at 7301 Ohms Lane, Suite 600, Edina, MN 55439.

SOLICITATION OF PROXIES

Proxies solicited in connection with this proxy statement are being solicited by the Board.  Proxies may be solicited by officers, directors and regular employees of the Company.  None of the officers, directors or employees will be directly compensated for such services.  Solicitations of proxies may be made personally or by mail, facsimile, telephone, messenger, or e-mail. The Company will bear all proxy solicitation costs, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, the Notice and any additional solicitation material that the Company may provide to shareholders.

We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Common Shares, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution.

FORM 10-K AND OTHER INFORMATION

The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, including the consolidated financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), schedules and list of exhibits, and any particular exhibit specifically requested.  Requests should be sent to: SunOpta Inc., Attn: Corporate Secretary, 7301 Ohms Lane, Suite 600, Edina, MN 55439. The Annual Report on Form 10-K and additional information relating to the Company is also available at www.sunopta.com, on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Financial information is provided in the Company's comparative financial statements and MD&A for the fiscal year ended January 2, 2021.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the Meeting.  However, if other matters do properly come before the Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

This proxy statement may include "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We do not undertake any obligation to update our forward-looking statements after the date of this report for any reason, even if new information becomes available or other events occur in the future, except as may be required under applicable securities laws. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and in our periodic reports on Form 10-Q and Form 8-K.

Dated this 16th day of April, 2021.

By Order of the Board of Directors

/s/ Joseph Ennen

Joseph Ennen

Chief Executive Officer

SunOpta™
Fueling the Future of Food

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 4:00 P.M. EDT on Tuesday, May 25, 2021 (or 4:00 P.M. on the afternoon before, excluding Saturdays, Sundays, and holidays, any adjournment or postponement of the meeting). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 4:00 P.M. EDT on Tuesday, May 25, 2021 (or 4:00 P.M. EDT on the afternoon before, excluding Saturdays, Sundays and holidays, any adjournment or postponement of the meeting). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until Tuesday, May 25, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42280-P53522

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNOPTA INC.

The Board of Directors recommends a vote "FOR" the election of the nominees specified in Proposal 1 below and "FOR" the matters described in Proposals 2 and 3.

1. Election of Directors

Nominees:

	For	Withhold
1a. Dr. Albert Bolles	☐	☐
1b. Derek Briffett	☐	☐
1c. Joseph D. Ennen	☐	☐
1d. Rebecca Fisher	☐	☐
1e. R. Dean Hollis	☐	☐
1f. Katrina Houde	☐	☐
1g. Leslie Starr Keating	☐	☐
1h. Kenneth Kemp	☐	☐

	For	Against	Abstain
2. Appointment of Ernst & Young LLP	☐	☐	☐
3. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Authorized Signature(s) – This section must be completed for your instruction to be executed.
I/We authorize you to act in accordance with my/our instructions set above. I/We hereby revoke any proxy previously given with respect to the Meeting.
If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D42281-P53522

SUNOPTA INC.

This proxy is solicited by the Board of Directors of SunOpta Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held virtually on May 27, 2021 at 3:00 P.M. EDT, or any adjournment thereof (the "Meeting"), in the same manner, to the same extent and with the same powers as if the undersigned were personally present at the Meeting or any adjournment thereof.

You have the right to appoint a different person or company (with appropriate documentation) of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see below). The common shares represented by this form of proxy may be voted in the discretion of the proxyholder with respect to amendments or variations to the matters identified in the notice of meeting and with respect to other matters that may properly be brought before the Meeting.

If the common shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this form of proxy. If you are voting on behalf of a corporation or another individual, documentation evidencing your power to sign this form of proxy with signing capacity stated may be required.

This instrument of proxy will not be valid and not be acted upon or voted unless it is completed as outlined herein and delivered to the attention of Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, USA 11717, prior to 4:00 P.M., EDT on Tuesday, May 25, 2021 (or 4 P.M. on the afternoon, excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting at which the proxy is to be used).

Appointment of Proxy:

I/We, being registered shareholder(s) of the Company hereby appoint(s): Scott Huckins, Chief Financial Officer and Jill Barnett, Chief Administrative Officer and Secretary, or either of them, both officers of the Company;

OR

Print the name of the person you are appointing as your proxy if this person is someone other than Scott Huckins or Jill Barnett;

as my/our proxy with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, in the discretion of such proxy) and to otherwise act for the undersigned in their discretion on all other matters that may properly come before the Meeting and without limiting the general authorization and power hereby given, the person(s) named above are specifically directed to vote the common shares of the Company registered in the name of the undersigned shareholder as follows:

The Board of Directors recommends a vote "FOR" the election of the nominees specified in Proposal 1 on the reverse side; "FOR" the matters described in Proposals 2 and 3 on the reverse side.

Continued and to be signed on reverse side